As filed with the Securities and Exchange Commission on January 27, 2006.
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Greenbrier Companies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3743	93-0816972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

CO-REGISTRANTS AND SUBSIDIARY GUARANTORS

Autostack Company LLC	Oregon	3743	93-0981840
Greenbrier-Concarril, LLC	Delaware	3743	93-1262344
Greenbrier Leasing Company LLC	Oregon	3743	31-0789836
Greenbrier Leasing, L.P.	Delaware	3743	91-1960693
Greenbrier Leasing Limited Partner, LLC	Delaware	3743	93-1266038
Greenbrier Management Services, LLC	Delaware	3743	93-1266040
Greenbrier Railcar LLC	Oregon	3743	93-0971066
Gunderson LLC	Oregon	3743	93-0180205
Gunderson Marine LLC	Oregon	3743	93-1127982
Gunderson Rail Services LLC	Oregon	3743	93-1123815
Gunderson Specialty Products, LLC	Delaware	3743	93-0180205

The Greenbrier Companies, Inc. One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Autostack Company LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Greenbrier-Concarril, LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Greenbrier Leasing Company LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000
Greenbrier Leasing, L.P. One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Greenbrier Leasing Limited Partner, LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Greenbrier Management Services, LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Greenbrier Railcar LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000
Gunderson LLC 4350 NW Front Avenue Portland, Oregon 97210 (503) 972-5700	Gunderson Marine LLC 4350 NW Front Avenue Portland, Oregon 97210 (503) 972-5700	Gunderson Rail Services LLC One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Gunderson Specialty Products, LLC 4350 NW Front Avenue Portland, Oregon 97210 (503) 972-5700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Norris M. Webb, Esq. Executive Vice President and General Counsel The Greenbrier Companies, Inc. One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035-8612 (503) 684-7000	Copy to: Jeffrey J. Margulies, Esq. Squire, Sanders & Dempsey L.L.P. 4900 Key Tower 127 Public Square Cleveland, Ohio 44114-1304 (216) 479-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee

8 3/8% Senior Notes due 2015(2)	$60,000,000	100%	$60,000,000	$6,420

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Including the guarantees of the 8 3/8% Senior Notes due 2015.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Offer to Exchange
8 3/8% Senior Notes due 2015
(Registered under the Securities Act of 1933)
for all outstanding
8 3/8% Senior Notes due 2015 issued pursuant to an
Offering Memorandum dated November 16, 2005
($60 million aggregate principal amount outstanding)
of
(All Notes Guaranteed by Subsidiary Guarantors)
The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless extended.

•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements under the federal securities laws. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes.

•	Our restricted material domestic subsidiaries guaranteed the original notes and will guarantee the exchange notes.

•	We will not receive any proceeds from the exchange offer.

      See “Risk Factors” beginning on page 13 for a discussion of the risks that should be considered by holders prior to tendering original notes.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is different. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the exchange notes for the original notes in any jurisdiction where such an offer is not permitted.

NOTICE TO NEW HAMPSHIRE RESIDENTS
      Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-b of the New Hampshire Revised Statutes Annotated, 1955, as amended, with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-b is true, complete and not misleading. Neither any such fact nor the fact that any exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.
MARKET AND INDUSTRY DATA
      Market, industry and other similar data is contained in or incorporated by reference into this prospectus. Such data reflect estimates and are based on management’s own estimates, independent industry publications or other published independent sources. While we believe these estimates are reasonable, we have not independently verified the data or any of the assumptions or raw data on which the estimates are based and the data may prove to be inaccurate. As a result, you should be aware that any such market, industry or other similar data may not be reliable.

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FORWARD-LOOKING STATEMENTS
      This prospectus, including information incorporated by reference, contains statements that we believe are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements as to our expectations, beliefs and strategies regarding the future. Statements made in or incorporated by reference into this prospectus that are not statements of historical fact are forward-looking statements. You can identify these forward-looking statements by forward-looking words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “forecast,” “estimate,” “continue,” “may,” “will,” “would,” “could,” “likely” and similar expressions. These forward-looking statements are subject to risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those currently anticipated. Important factors that could cause actual results to differ materially from those currently anticipated or suggested by these forward-looking statements and that could adversely affect our future financial performance and stockholder value are identified in “Risk Factors” and may also include the following:

•	continued industry demand at current levels for railcar products, given substantial price increases;

•	industry overcapacity and our manufacturing capacity utilization;

•	ability to utilize beneficial tax strategies;

•	decreases in carrying value of assets due to impairment;

•	changes in future maintenance requirements;

•	effects of local statutory accounting conventions on compliance with covenants in certain loan agreements;

•	delays in receipt of orders, risks that contracts may be canceled during their term or not renewed and that customers may not purchase as much equipment under existing contracts as anticipated; and

•	ability to replace maturing lease revenue and earnings with revenue and earnings from additions to the lease fleet and management services.
      Any forward-looking statement should be considered in light of these factors and reflects our belief only at the time the statement is made. We assume no obligation to update or revise any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting the forward-looking statements.
INCORPORATION OF DOCUMENTS BY REFERENCE
      We are incorporating by reference into this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents.

•	Our Annual Report on Form 10-K for the year ended August 31, 2005, filed with the SEC on November 4, 2005;

•	Our Current Report on Form 8-K filed with the SEC on November 10, 2005;

•	Our Current Report on Form 8-K/ A filed with the SEC on November 16, 2005;

•	Our Current Report on Form 8-K filed with the SEC on December 1, 2005;

•	Our Current Report on Form 8-K filed with the SEC on January 4, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2005, filed with the SEC on January 5, 2006;

ii

•	Our current Report on Form 8-K filed with the SEC on January 12, 2006;

•	Our Current Report on Form 8-K filed with the SEC on January 26, 2006; and

•	All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering made pursuant to this prospectus.
      Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.
      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. To obtain timely delivery, you must request a copy of these documents no later than on                     at the following address and telephone number:
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Attention: Investor Relations
Telephone: (503) 684-7000
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http:/ /www.sec.gov. You can also inspect reports and other information that we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      We have filed a registration statement on Form S-4 with the SEC, of which this prospectus is a part, covering the exchange notes offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits. We refer you to the registration statement and related exhibits for further information, and this prospectus is qualified in its entirety by such other information.

iii

PROSPECTUS SUMMARY
      This summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you. We urge you to read carefully this entire prospectus, all documents incorporated by reference, including the financial statements and the notes to the financial statements, and the “Risk Factors” section. Unless the context requires otherwise, references in this prospectus to “we,” “us” and “our” refer to The Greenbrier Companies, Inc. and its subsidiaries.
Our Business
      We are one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America and Europe and a leading provider of leasing and other services to the railroad and related transportation industries in North America. Our mission is to deliver complete freight car solutions to our customers through a comprehensive set of high quality freight car products and related services.
      In North America, we operate an integrated business model that combines freight car manufacturing, repair and refurbishment, leasing and fleet management services to provide customers with a comprehensive set of freight car solutions. This model allows us to exploit synergies between our various business activities and to generate enhanced returns by providing creative solutions to a customer’s freight car needs, while capturing profits at multiple points during the transaction.
      For the years ended August 31, 2005 and 2004, we generated total revenue of $1.0 billion and $729.5 million and earnings from continuing operations of $29.8 million and $20.0 million, respectively. For the three months ended November 30, 2005 and 2004, we generated revenue of $186.4 million and $218.0 million and earnings from continuing operations of $8.0 million and $5.4 million, respectively.
      Through our integrated business model, we offer our customers the following products and services:
Railcar Manufacturing
      We are the leading North American manufacturer of intermodal railcars with an average market share of 60% over the last five years. In addition to our strength in intermodal railcars, we build a broad array of other railcar types in North America and have demonstrated an ability to capture high market shares in the car types we build. We have commanded an average market share of 41% in flat cars and 27% in boxcars over the last five years.
      Our European manufacturing operation produces a variety of railcar types, including a comprehensive line of pressurized tank cars, non-pressurized tank cars, flat cars, coil cars, coal cars, gondolas, sliding wall cars and rolling highway cars. Although no formal statistics are available for the European market, we believe we are the second largest new freight car manufacturer with an estimated 20% market share.
      Railcar deliveries for the three months ended November 30, 2005 were 2,400 units, compared to 3,200 units for the three months ended November 30, 2004. Our new railcar manufacturing backlog stands at 7,100 units valued at approximately $450.0 million at November 30, 2005.
Railcar Repair and Refurbishing
      We believe we operate one of the largest repair and refurbishment networks in North America with 17 facilities nationwide. Our network of railcar repair and maintenance shops competes in three primary markets: heavy railcar repair and refurbishment, routine railcar maintenance, and railcar wheel and axle servicing.
Marine Vessel Fabrication
      We fabricate a variety of marine barges, including conventional deck barges, double-hull tank barges, railcar/deck barges, barges for aggregates and ocean-going dump barges.

Railcar Leasing and Services
      Our leasing and services business owns approximately 11,000 railcars and provides a comprehensive range of fleet management services for approximately 131,000 additional railcars owned by railroads, other leasing companies and shippers. We also originate leases with railroads and shippers and may subsequently sell a portion of these leases to financial institutions to which we then provide management services. Our fleet management services include revenue collection, maintenance management, administration of car hire receivables and payables, remarketing and other services.
Attractive Industry Market Trends
      Our largest business is the production of new railcars for North America. Demand for new railcars is strong and deliveries are projected to average over 58,000 railcars per year through 2010, compared to an average of over 37,000 railcars delivered per year for 2000 — 2004, according to Global Insight. As of December 31, 2005, 68,612 railcars have been delivered industry-wide in 2005 and industry backlog is 69,408 railcars, according to the Railway Supply Institute. We believe the key trends affecting demand for new railcars in North America are:

•	Long-term demand for new railcars is supported by continued growth in demand for rail freight that offers cost efficiencies when used over long distances;

•	Demand for intermodal railcars is expected to grow at a faster pace than overall freight car demand due to increased international trade and growth in domestic containerization;

•	Long-term replacement demand for railcars is underpinned by an aging fleet; and

•	Railroads are shifting ownership of railcars to shippers and leasing companies and are outsourcing services.
Competitive Strengths
Leading market positions in intermodal and non-intermodal railcars.
      We are the leading manufacturer of intermodal railcars in North America. In addition, we are one of the leading manufacturers of non-intermodal freight cars with an extensive portfolio of proven product designs. We currently have strong competitive positions in flat cars and boxcars in North America, and we believe we also hold a leading market position in the manufacturing of railcars in Europe.
Integrated business model providing competitive advantage.
      In North America, we operate an integrated business model that combines freight car manufacturing, repair and refurbishment, leasing and fleet management services to provide customers with a comprehensive set of freight car solutions. We believe that the quality of our products, in conjunction with our marketing and lease origination capabilities, enhances demand for our products. We can also take advantage of opportunities, especially during economic downturns, by adding new and used railcars to our own lease fleet at attractive asset valuations.
Outstanding product quality, on-time delivery and product reliability.
      We are the only manufacturer of new railcars in North America to have earned the prestigious “TTX Excellent Supplier” award every year since it was introduced 14 years ago. Each of our wheel shops servicing TTX Company has earned the award every year for 13 years. We believe our customers value our quality and service and have demonstrated a willingness to make purchasing decisions based in part on these factors.

Track record of product innovation.
      We have been a leading innovator in the freight car industry for over two decades, as evidenced by our numerous innovations in both intermodal and non-intermodal railcar designs. We devote substantial effort to developing and testing freight cars that improve the operating economics of rail transport for our customers.
Flexible supply chain and low-cost manufacturing network.
      Our network of domestic and foreign sourcing agreements provides us with dependable access to low-cost parts, sub-assemblies, castings and fabrications. Our supply chain includes a number of important relationships that provide us with multiple cost competitive sourcing options. In addition, we believe our use of outsourced sub-assemblies and fabricated components allows us to maintain higher levels of output at our manufacturing plants.
      We are the only builder of new railcars serving the North American market with production facilities in all three NAFTA countries, which allows us to allocate production among our facilities after taking into account the costs of production and capacity at each facility.
Seasoned management team and experienced workforce.
      Our senior management team is highly experienced with an average of approximately 19 years experience in the railcar manufacturing and leasing industries. Supervisors in our manufacturing operations have an average of approximately 17 years of railcar manufacturing experience. We believe our management and workforce have the experience and knowledge to successfully grow our business by leveraging the existing business platform and by identifying and pursuing new growth opportunities.
Our Strategy
Maintain our leadership in intermodal freight cars.
      We intend to maintain our leadership position in the North American intermodal marketplace. Our double-stack units currently constitute approximately 60% of the entire installed base of double-stack units in the North American fleet. We believe we have the broadest intermodal product portfolio and intend to continue our innovative design efforts to support our leadership position.
Build on our strong market position in non-intermodal cars.
      We also intend to build on our historically strong market position in non-intermodal railcars, particularly in the boxcar and flat car markets where we are one of the leading manufacturers. We expect to continue to develop and introduce new generations of flat cars, boxcars and other conventional railcars through new designs and product offerings with load capacities and configurations designed to improve operating economics of rail transport for our customers.
Expand our leasing and services business.
      We intend to accelerate the growth of our leasing and services business. We have demonstrated an ability to originate attractive lease transactions for both used and new railcars produced by us and other manufacturers. Our management services business offers a broad range of services that complement our lease origination activities. Our objective is to become one of the leading providers of these services in North America and to take advantage of economies of scale as our leasing business grows.
Leverage our integrated business model to deliver superior returns.
      We will continue to leverage our unique combination of integrated railcar manufacturing, repair, refurbishment, leasing and management services businesses to increase the volume of business transacted with our customers. Through our extensive product and comprehensive service offerings, we believe we are well-

positioned to capitalize on changing industry trends, reduce our exposure to any single product line or customer and better serve the diverse needs of our customers in any economic environment.
Reduce manufacturing costs while maintaining our reputation for quality.
      We intend to continue to develop our domestic and international supply chain to reduce our manufacturing costs and selectively expand our manufacturing capacity through investment in existing facilities or through the addition of new capacity. We intend to maintain our focus on product quality, on-time delivery and product reliability through the application of “Total Quality” processes. Our goal is to improve our quality, cost competitiveness and manufacturing margins through the application of “Lean Manufacturing” practices.
Exploit international growth opportunities in core railcar manufacturing business.
      The European railcar fleet is old and the replacement rate is below required levels to maintain fleet efficiency. We believe our European operations are well-positioned to capitalize on any increased demand due to our reputation as a high-quality manufacturer with an extensive portfolio of designs, a modernized facility, favorable geographic location and access to low-cost labor.
      Our strategic alliance with Zhuzhou Rolling Stock Works in China includes a collaboration agreement for the co-operative development of global commercial opportunities combining the technology, engineering and designs of both companies in the North American, European and Chinese markets.
Pursue strategic acquisitions to supplement growth.
      We believe that consolidation within our industry will present opportunities for us to expand our product portfolio, add manufacturing capacity, grow our fleet of leased railcars, enhance our global supply chain, add to our repair and refurbishment network and participate in further industry consolidation.
      We will continue to identify and pursue strategic transactions that create value for our shareholders and offer returns in excess of our cost of capital.
Recent Developments
Reincorporation in Oregon.
      At the annual meeting of stockholders held on January 10, 2006, our stockholders approved a proposal to change our state of incorporation from Delaware to Oregon.

The Exchange Offer
      On November 21, 2005, we completed the private offering of $60.0 million aggregate principal amount of 8 3/8% Senior Notes due 2015. As part of that offering of original notes, we agreed to undertake an exchange offer for the original notes. The following summary contains basic information about the exchange offer. It may not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the other documents to which we refer.

Securities Offered	$60.0 million aggregate principal amount of new 8 3/8% Senior Notes due 2015, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our new 8 3/8% Senior Notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 8 3/8% Senior Notes due 2015 issued on November 21, 2005.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $60.0 million in aggregate principal amount of original notes outstanding.

Expiration Date	5:00 p.m., New York City time, on , 2006 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described under the heading “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to U.S. Bank National Association at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender original notes in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated under the heading “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all original notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

United States Federal Income Tax Considerations	We believe that your exchange of original notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

The Exchange Notes
      The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Except as otherwise indicated, where we refer to “notes” in this prospectus, we are referring to both the original notes and the exchange notes.

Issuer	The Greenbrier Companies, Inc.

Exchange Notes Offered	$60.0 million in aggregate principal amount of 8 3/8% Senior Notes due 2015.

Maturity Date	May 15, 2015.

Interest	8 3/8% per annum, payable semiannually in arrears on May 15 and November 15, commencing May 15, 2006.

Subsidiary Guarantees	The original notes are, and the exchange notes will be, jointly and severally guaranteed on a senior unsecured basis by all of our existing and future restricted material domestic subsidiaries. The aggregate revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005 of our subsidiaries that will not guarantee the notes represented approximately 31.8%, 15.4% and 7.5%, respectively, of our total revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005.

Ranking	The original notes and related subsidiary guarantees rank, and the exchange notes and related subsidiary guarantees will rank:

• equally in right of payment with all of our and the guarantors’ existing and future unsubordinated unsecured indebtedness, including trade payables;

• effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness, including any borrowings under our and their credit facilities, to the extent of the assets securing such indebtedness;

• effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes; and

• senior in right of payment to any future subordinated indebtedness of ours and the guarantors.

At November 30, 2005, the notes and the subsidiary guarantees would have ranked junior to:

• $16.5 million of secured indebtedness of entities guaranteeing the notes; and

• $123.0 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

Optional Redemption	We may redeem, in whole or in part, any of the notes at any time on or after May 15, 2010, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

At any time prior to May 15, 2008, we may redeem up to 35% in aggregate principal amount of 8 3/8 Senior Notes due 2015 with the proceeds of one or more public offerings of our common stock at a redemption price of 108.375% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes — Optional Redemption.”

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount of notes tendered plus accrued and unpaid interest, if any, thereon.

Certain Covenants	The indenture will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and guarantees;

• make distributions or dividends and repurchase our stock;

• make other restricted payments, including, without limitation, certain restricted investments;

• enter into sale and leaseback transactions;

• create liens;

• enter into agreements that restrict dividends from subsidiaries;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• engage in transactions with affiliates;

• enter into mergers, consolidations or sales of substantially all of our assets; and

• enter into new lines of business.

These limitations will be subject to a number of important qualifications and exceptions. For more details, see “Description of Notes — Certain Covenants.”

Several of these covenants will be suspended before the notes mature if the specified rating agencies both assign the notes investment grade ratings in the future and no event of default exists under the indenture. However, if the notes are subsequently downgraded from an investment grade rating, the covenants will be reinstated. For more details, see “Description of Notes — Certain Covenants — Effectiveness of Covenants.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an “affiliate” of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988); Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991); and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Additional Notes	The exchange notes are an additional issuance of our 8 3/8% senior notes due 2015 and will be treated under the indenture as a single series with $175.0 million aggregate principal amount of outstanding registered notes exchanged in September 2005 for the 8 3/8% senior notes originally issued on May 11, 2005. The exchange notes are fungible with the outstanding registered notes.
Risk Factors
      See “Risk Factors” immediately following this summary for a discussion of risks that should be considered by holders prior to tendering original notes in the exchange offer.
Additional Information
      Our principal executive offices are located at One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035-8612, and our telephone number is (503) 684-7000.
      The principal executive offices of Gunderson LLC, Gunderson Marine LLC and Gunderson Specialty Products, LLC are located at 4350 NW Front Avenue, Portland, Oregon 97210, and their telephone number is (503) 972-5700. All of our other subsidiary guarantors share our principal executive offices and telephone number.

Summary Consolidated Financial and Operating Data
      Our summary consolidated financial and operating data as of and for the years ended August 31, 2001, 2002, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. Our summary consolidated financial data for the three months ended November 30, 2004 and November 30, 2005 have been derived from our unaudited consolidated financial statements. Our consolidated financial statements for the years ended August 31, 2003, 2004 and 2005 and for the three months ended November 30, 2004 and November 30, 2005, and the related notes are incorporated by reference into this prospectus. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, which are normal recurring adjustments (except for special charges) that, in the opinion of our management, are necessary for a fair presentation of the financial position and operating results for the periods indicated. Our interim results are not necessarily indicative of our operating results for the entire year nor are our historical results necessarily indicative of our operating results to be expected in the future.
      This summary consolidated financial data should be read in conjunction with our financial statements and the related notes incorporated by reference into this prospectus.

							Three Months Ended
	Year Ended August 31,						November 30,

	2001	2002	2003	2004		2005	2004	2005

	(in thousands, except per share, unit and percentage data)
Statement of Operations Data:
Revenue
Manufacturing	$513,012	$295,074	$461,882	$653,234		$941,161	$200,397	$164,596
Leasing & services	80,986	72,250	70,443	76,217		83,061	17,651	21,766

Total revenue	593,998	367,324	532,325	729,451		1,024,222	218,048	186,362
Cost of revenue
Manufacturing	470,376	278,007	424,378	595,026		857,950	182,862	143,030
Leasing & services	43,295	44,694	43,609	42,241		41,099	10,380	10,439

Total cost of revenue	513,671	322,701	467,987	637,267		899,049	193,242	153,469

Margin	80,327	44,623	64,338	92,184		125,173	24,806	32,893
Other costs
Selling and administrative	49,547	39,053	39,962	48,288		57,425	12,072	15,684
Interest and foreign exchange	22,257	18,998	13,618	11,468		14,835	3,059	4,430
Special charges	—	33,802 (1)	—	1,234	(2)	2,913 (3)	—	—

Total other costs	71,804	91,853	53,580	60,990		75,173	15,131	20,114
Earnings (loss) before income tax and equity in unconsolidated subsidiaries	8,523	(47,230)	10,758	31,194		50,000	9,675	12,779
Income tax benefit (expense)	(6,806)	23,587	(4,543)	(9,119)		(19,911)	(3,554)	(4,934)

Earnings (loss) before equity in unconsolidated subsidiaries	1,717	(23,643)	6,215	22,075		30,089	6,121	7,845
Minority interest	43	127	—	—		—	—	—
Equity in earnings (loss) of unconsolidated subsidiaries	(641)	(2,578)	(1,898)	(2,036)		(267)	(731)	172

Earnings (loss) from continuing operations	1,119	(26,094)	4,317	20,039		29,822	5,390	8,017
Earnings from discontinued operations (net of tax)	—	—	—	739	(4)	—	—	—

Net earnings (loss)	$1,119	$(26,094)	$4,317	$20,778		$29,822	$5,390	$8,017

Basic earnings (loss) per common share:
Continuing operations	$0.08	$(1.85)	$0.31	$1.38		$1.99	$0.36	$0.52
Net earnings (loss)	$0.08	$(1.85)	$0.31	$1.43		$1.99	$0.36	$0.52
Diluted earnings (loss) per common share:
Continuing operations	$0.08	$(1.85)	$0.30	$1.32		$1.92	$0.35	$0.51
Net earnings (loss)	$0.08	$(1.85)	$0.30	$1.37		$1.92	$0.35	$0.51
Weighted average common shares outstanding Basic	14,151	14,121	14,138	14,569		15,000	14,894	15,511
Diluted	14,170	14,121	14,325	15,199		15,560	15,504	15,847
Cash dividends paid per share	$0.36	$0.06	$0.00	$0.06		$0.26	$0.00	$0.00
Other Operating Data:
New railcar units delivered(5)	8,600	4,100	6,500	10,800		13,200	3,200	2,400
New railcar units backlog(5)	3,700	5,200	10,700	13,100		9,600	10,300	7,100
Estimated value of new railcar backlog	$200,000	$280,000	$580,000	$760,000		$550,000	$620,000	$450,000

11

						Three Months Ended
	Year Ended August 31,					November 30,

	2001	2002	2003	2004	2005	2004	2005

	(in thousands, except per share, unit and percentage data)
Lease fleet:
Units managed	26,306	35,562	114,701	122,676	128,645	123,351	130,913
Units owned	16,319	14,317	12,242	11,057	9,958	10,698	10,821
Percent utilized (owned units)	93%	98%	97%	97%	98%	95%	97%
Cash Flow Data:
Depreciation and amortization:
Manufacturing	$12,631	$13,903	$9,081	$9,399	$12,205	$2,543	$3,100
Leasing & services	9,765	9,594	9,630	11,441	10,734	2,742	2,916

Total	$22,396	$23,497	$18,711	$20,840	$22,939	$5,285	$6,016

Capital expenditures:
Manufacturing	$10,761	$4,294	$7,390	$7,161	$16,318	$2,117	$2,510
Leasing & services	62,575	18,365	4,505	35,798	52,805	10,278	41,891

Total	$73,336	$22,659	$11,895	$42,959	$69,123	$12,395	$44,401

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$77,205	$67,596	$77,298	$12,110	$73,204	$16,305	$100,695
Accounts and notes receivable	50,555	54,778	80,197	120,007	122,957	150,627	91,656
Inventory(6)	94,581	96,173	105,652	113,122	181,119	126,115	224,789
Leased equipment(7)	253,702	221,867	181,162	183,502	193,129	186,642	228,276
Total assets	606,180	527,446	538,948	508,753	671,207	560,146	747,425
Revolving notes	32,986	25,820	21,317	8,947	12,453	44,723	14,540
Accounts payable and accrued liabilities	113,423	116,609	150,874	178,550	195,258	177,448	207,516
Notes payable	177,575	144,131	117,989	97,513	214,635	96,670	273,122
Subordinated debt	37,491	27,069	20,921	14,942	8,617	13,350	7,175
Stockholders’ equity	$134,109	$103,139	$111,142	$139,289	$176,059	$151,322	$184,575
Reconciliation of Adjusted EBITDA from net cash provided by (used in) operating activities
Net cash provided by (used in) operating activities	$43,728	$27,312	$27,439	$(15,975)	$(21,939)	$(22,509)	$8,364
Earnings from discontinued operations	—	—	—	739	—	—	—
Changes in working capital	(18,845)	(9,623)	(1,584)	68,437	76,754	33,953	4,614
Special charges	—	(33,802)	—	(1,234)	—	—	—
Deferred income taxes	(1,682)	13,097	(2,620)	(9,646)	(5,807)	(845)	1,122
Tax benefit of stock options exercised	—	—	—	—	(2,393)	—	(639)
Gain on sales of equipment	1,390	910	454	629	6,797	86	612
Other	(1,076)	(491)	(661)	(1,332)	(651)	(10)	(40)
Income tax expense (benefit)	6,806	(23,587)	4,543	9,119	19,911	3,554	4,934
Interest and foreign exchange	22,257	18,998	13,618	11,468	14,835	3,059	4,430

Adjusted EBITDA(8)	$52,578	$(7,186)	$41,189	$62,205	$87,507	$17,288	$23,397

(1)	Consists of the $3.0 million for severance costs associated with North America operations and legal professional fees, $2.3 million associated with a restructuring plan to decrease operating expenses, consolidate offices and reduce the scale of European operations, a $14.8 million pre-tax impairment write-down of European railcar designs and patents and $13.7 million adjustment of European assets to net realizable value.

(2)	Consists of $7.5 million write-off of the remaining balance of European railcar designs and patents partially offset by a $6.3 million reduction of purchase price liabilities associated with the settlement of arbitration on the acquisition of European railcar designs and patents.

(3)	Consists of debt prepayment penalties and costs associated with settlement of interest rate swap agreements on certain debt that was refinanced with senior unsecured notes.

(4)	Relates to a reduction in loss contingency associated with the settlement of litigation relating to the logistics business that was discontinued in 1998. See Note 4 to our 2005 Consolidated Financial Statements.

(5)	New railcar delivery and backlog information includes subcontracted production and our Mexico facility that until our December 2004 acquisition of our partner’s interest was a joint venture that was accounted for by the equity method.

(6)	Includes inventory and railcars held for sale.

(7)	Includes investment in direct finance leases and equipment on operating leases.

(8)	Adjusted EBITDA is not a financial measure under United States generally accepted accounting principles, or GAAP. We define Adjusted EBITDA as earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by (used in) operating activities to be the most directly comparable GAAP financial measure. Adjusted EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use Adjusted EBITDA in that fashion. You should not consider Adjusted EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented in this prospectus may differ from and may not be comparable to similarly titled measures used by other companies.

RISK FACTORS
      You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus before tendering your original notes.
Risks Related to Our Business
During economic downturns, the cyclical nature of our business results in lower demand for our products and reduced revenue.
      The railcar business is cyclical. Overall economic conditions and the purchasing habits of railcar buyers have a significant effect upon our railcar manufacturing and leasing businesses due to the impact on demand for new, refurbished, used and leased products. As a result, during downturns, we operate with a lower level of backlog and may temporarily shut-down production at some or all of our facilities. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter terms. An economic downturn or increase in interest rates may reduce demand for railcars, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits or losses.
The failure of the railcar business to grow as forecasted by industry analysts may have an adverse effect on our financial condition and results of operations.
      Our future success depends in part upon continued growth in the railcar industry. If growth rates do not materialize as forecasted by industry analysts, railcar replacement rates do not increase or industry demand for railcar products does not continue at current levels due to price increases or other reasons, our financial condition and results of operations could be adversely affected.
We compete in a highly competitive and concentrated industry, and this competition or industry consolidation may adversely impact our financial results.
      We face aggressive competition by a concentrated group of competitors in all geographic markets and each industry sector in which we operate. Some of these companies have significantly greater resources than we have. The effect of this competition could reduce our revenues and margins, limit our ability to grow, increase pricing pressure on our products, and otherwise affect our financial results. In addition, because of the concentrated nature of our competitors, customers and suppliers, we face a heightened risk that further consolidation in the industry among or between our competitors, customers and suppliers could adversely affect our revenues, cost of revenues and profitability.
We derive a significant amount of our revenue from a limited number of customers, the loss of one or more of which could have an adverse effect on our business.
      A significant portion of our revenue is generated from two major customers. In 2005, revenues from one of these customers accounted for approximately 44% of our total revenues and for 48% of our manufacturing revenue. Revenues from another customer accounted for less than 10% of our total revenues, but for approximately 31% of our leasing and services revenue in 2005. Although we have some long-term contractual relationships with our major customers, we cannot assure you that our customers will continue to use our products or services or that they will continue to do so at historical levels. In addition, due to our production schedule, any customer may account for a significantly higher percentage of our total manufacturing or leasing revenue in any given period. A reduction in the purchase or leasing of our products or a termination of our services by one or more of our major customers could have an adverse effect on our business and operating results.

Fluctuations in the availability and price of steel and other raw materials could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.
      A significant portion of our business depends upon the adequate supply of steel at competitive prices and a small number of suppliers provide a substantial amount of our requirements. The cost of steel and all other materials (including scrap metal) used in the production of our railcars represented over 70% of our direct manufacturing costs per railcar in 2005.
      Our businesses depend upon the adequate supply of other raw materials, including castings and specialty components, at competitive prices. Although we believe we have multiple sources for these raw materials, the number of suppliers has generally declined while global demand has increased. We cannot assure you that we will continue to have access to suppliers of necessary components for manufacturing railcars. Our ability to meet demand for our products could be adversely affected by the loss of access to any of these suppliers, the inability to arrange alternative access to any materials, or suppliers limiting allocation of materials to us. In addition, raw material shortages and allocations may result in inefficient operations and an inventory build-up, which could negatively affect our working capital position.
      If the price of steel or other raw materials were to increase and we were unable to increase our selling prices or reduce operating costs to offset the price increases, our margins would be adversely affected. The loss of suppliers or their inability to meet our price, quality, quantity and delivery requirements could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.
Our backlog may not be necessarily indicative of the level of our future revenues.
      In this prospectus, we have described our new railcar backlog, which is the number of railcars for which we have written orders from our customers in various periods, and estimated potential revenue attributable to the backlog. Although we believe backlog is an indicator of our future revenues, our reported backlog may not be converted to sales in any particular period and actual sales from such contracts may not equal our backlog estimates. Therefore, our backlog may not necessarily be indicative of the level of our future revenues.
The timing of our lease remarketing and railcar sales may cause significant differences in our quarterly results.
      We may build railcars that are leased to a customer and ultimately sold to a third-party leasing company. The difference in timing of production of the railcars and of the sale to the leasing company could cause a fluctuation in our quarterly results. As a result, comparisons of our quarterly revenues and income between quarterly periods within one year and between comparable periods in different years may not be meaningful and should not be relied upon as indicators of our future performance.
A change in our product mix or failure of our new products or technologies to achieve market acceptance could have an adverse effect on our profitability and competitive position.
      We manufacture and repair a variety of railcars. The demand for specific types of these railcars varies from time to time. These shifts in demand may affect our margins and could have an adverse effect on our profitability.
      We continue to introduce new railcar products and technologies. We cannot ensure that new products or technologies will achieve sustained market acceptance. In addition, new technologies or products that our competitors introduce may render our products obsolete or less competitive. As a result, our ability to compete effectively could be harmed.
We may be unable to remarket leased railcars on favorable terms upon lease termination or realize the expected residual values, which could reduce our revenue and decrease our overall return.
      We re-lease or sell railcars we own upon the expiration of existing lease terms. The total rental payments we receive under our operating leases do not fully amortize the acquisition costs of the leased equipment, which exposes us to risks associated with remarketing the railcars. Our ability to remarket leased railcars profitably is dependent upon several factors, including, among others, market and industry conditions, cost of and demand for newer models, costs associated with the refurbishment of the railcars and interest rates. Our inability to re-lease or sell leased railcars on favorable terms could result in reduced revenues and decrease our overall return.
A reduction in negotiated or arbitrated car hire rates could reduce future car hire revenue.
      A significant portion of our leasing and services revenue is derived from “car hire,” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Until 1992, the Interstate Commerce Commission directly regulated car hire rates by prescribing a formula for calculating these rates. The system of government prescribed rates has been superseded by a system known as deprescription, whereby railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate, then either party has the right to call for arbitration, in which either the owner’s or user’s rate is selected by the arbitrator to be effective for a one-year period. Substantially all railcars in our fleet are subject to deprescription. There is a risk that car hire rates could be negotiated or arbitrated to lower levels in the future. A reduction in car hire rates could reduce future car hire revenue and adversely affect our financial results.
Risks related to our operations outside of the United States could adversely impact our operating results.
      Our operations outside of the United States are subject to the risks associated with cross-border business transactions and activities. Political, legal, trade or economic changes or instability could limit or curtail our foreign business activities and operations. Some foreign countries in which we operate have regulatory authorities that regulate railroad safety, railcar design and railcar component part design, performance and manufacturing. If we fail to obtain and maintain certifications of our railcars and railcar parts within the various foreign countries where we operate, we may be unable to market and sell our railcars in those countries. In addition, unexpected changes in regulatory requirements, tariffs and other trade barriers, more stringent rules relating to labor or the environment, adverse tax consequences and price exchange controls could limit operations and make the manufacture and distribution of our products difficult. The uncertainty of the legal environment in these and other areas could limit our ability to enforce our rights effectively. Any international expansion or acquisition that we undertake could amplify these risks related to operating outside of the United States.
Fluctuations in foreign currency exchange rates may lead to increased costs and lower profitability.
      Outside of the United States, we operate in Canada, Mexico, Germany and Poland, and our non-U.S. businesses conduct their operations in local currencies and other regional currencies. We also source materials worldwide. Fluctuation in exchange rates may affect demand for our products in foreign markets or our cost competitiveness and may adversely affect our profitability. Although we attempt to mitigate a portion of our exposure to changes in currency rates through currency rate hedges, similar financial instruments and other activities, these efforts cannot fully eliminate the risks associated with the foreign currencies. In addition, some of our borrowings are in foreign currency, giving rise to risk from fluctuations in exchange rates. A material or adverse change in exchange rates could result in significant deterioration of profits or in losses for us.
We have potential exposure to environmental liabilities, which may increase costs or have an adverse effect on results of operations.
      We are subject to extensive national, state, provincial and local environmental laws and regulations concerning, among other things, air emissions, water discharge, solid and hazardous substances handling and disposal and employee health and safety. These laws and regulations are complex and frequently change. We may incur unexpected costs, penalties and other civil and criminal liability if we fail to comply with environmental laws. We also may incur costs or liabilities related to off-site waste disposal or cleaning up soil or groundwater contamination at our properties. In addition, future environmental laws and regulations may require significant capital expenditures or changes to our operations.
      Our Portland facility is located adjacent to a portion of the Willamette River that has been designated as a federal “National Priority List” or “Superfund” site for contaminated sediments. We, and more than 60 other parties, have received a “General Notice” of potential liability related to the Portland facility. The letter advised that we may be liable for the cost of investigation and remediation (which liability may be joint and several with other potential responsible parties) as well as natural resource damages resulting from the release of hazardous substances to the site. As a result of the above described matters, we have incurred, and expect to incur in the future, costs associated with an EPA-mandated remedial investigation and the State of Oregon’s mandate to control groundwater discharges. Because this work is still underway, we are unable to determine the amount of our ultimate liability relating to these matters. In addition, we may be required to perform periodic maintenance dredging in order to continue to launch vessels from our launch ways on the river, and the river’s classification as a Superfund site could result in some limitations on future dredging and launch activities. The outcome of these matters could have an adverse effect upon our business, results of operations and on our ability to realize value from a potential sale of the land.
The Internal Revenue Service is currently conducting an audit of our federal income tax returns for the years ended 1999 through 2002.
      In connection with the audit, the Internal Revenue Service is reviewing our decision to take a tax deduction on our 2002 federal tax return in the amount of $52.6 million relating to European operations, which resulted in a $21.5 million tax benefit. The Internal Revenue Service has not completed its examination. However, upon completion of its audit, the Internal Revenue Service may propose to disallow some or all of the deduction in that year.
Our manufacturer’s warranties expose us to potentially significant claims.
      We offer our customers limited warranties for many of our products. Accordingly, we may be subject to significant warranty claims in the future, such as multiple claims based on one defect repeated throughout our production process or claims for which the cost of repairing the defective part is highly disproportionate to the original cost of the part. These types of warranty claims could result in costly product recalls, customers seeking monetary damages, significant repair costs and damage to our reputation.
      If warranty claims are not recoverable from third-party component manufacturers due to their poor financial condition or other reasons, we may be subject to warranty claims and other risks for using these materials on our railcars. We and one of our European customers have raised concerns regarding a component we installed on 372 railcars produced in Europe. The supplier of the component filed for the United Kingdom equivalent of a bankruptcy protection. Our customer is seeking a price adjustment on railcars that have been delivered and is refusing to accept further deliveries. We are continuing to address the performance of the components. Given the financial condition of the supplier, our recourse against the supplier may be limited or of no value.
We may be liable for physical damage or product liability claims that exceed our insurance coverage.
      The nature of our business subjects us to physical damage and product liability claims, especially in connection with the repair and manufacture of products that carry hazardous or volatile materials. We maintain reserves and liability insurance coverage at commercially reasonable levels compared to similarly-sized heavy equipment manufacturers. However, an unusually large physical damage or product liability claim or a series of claims based on a failure repeated throughout our production process may exceed our insurance coverage or result in damage to our reputation.

Some of our employees belong to labor unions and strikes or work stoppage could adversely affect our operations.
      We are a party to collective bargaining agreements with various labor unions in Canada and Poland, representing approximately 34% of our workforce. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions in the future could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. We cannot assure you that our relations with our workforce will remain positive or that union organizers will not be successful in future attempts to organize at some of our other facilities. If our workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs. In addition, we could face higher labor costs in the future as a result of severance or other charges associated with lay-offs, shutdowns or reductions in the size and scope of our operations.
We depend on a third party to provide most of the labor services for our Mexico operations and if such third party fails to provide the labor, it could adversely effect our operations.
      In Mexico, we depend on a third party to provide us with most of the labor services for our Mexico operations under a services agreement with a term of four years expiring on December 1, 2008, with two three-year options to renew. All of the labor provided is subject to collective bargaining agreements with the third party, over which we have no control. If the third party fails to provide us with the services required by our agreement for any reason, including labor stoppages or strikes or a sale of facilities owned by the third party, our operations could be adversely effected. In addition, we do not have significant experience in hiring labor in Mexico and, if required to provide our own labor, could face significantly higher labor costs, which also could have an adverse effect on our operations.
Our relationships with our alliance partners may not be successful, which could adversely affect our business.
      In recent years, we have entered into several agreements with other companies to increase our sourcing alternatives, reduce costs, and pursue opportunities for growth through design improvements. We may seek to expand our relationships or enter into new agreements with other companies. If these relationships are not successful in the future, our manufacturing costs could increase, we could encounter production disruptions, or growth opportunities may not materialize, any of which could adversely affect our business.
We may have difficulty integrating the operations of any companies that we acquire, which may adversely affect our results of operations.
      The success of our acquisition strategy will depend upon our ability to successfully complete acquisitions and integrate any businesses that we acquire into our existing business. The integration of acquired business operations could disrupt our business by causing unforeseen operating difficulties, diverting management’s attention from day-to-day operations and requiring significant financial resources that would otherwise be used for the ongoing development of our business. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In addition, we may not be effective in retaining key employees or customers of the combined businesses. We may face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Any of these items could adversely affect our results of operations.
We may not be able to procure insurance on a cost-effective basis in the future.
      The ability to insure our businesses, facilities and rail assets are important aspects of our ability to manage risk. As there is only one provider of this insurance to the railcar industry, there is no guarantee that such insurance will be available on a cost-effective basis in the future.

An adverse outcome in any pending or future litigation could negatively impact our business and results of operations.
      We are a defendant of several pending cases in various jurisdictions. If we are unsuccessful in resolving these claims, our business and results of operations could be adversely affected. In addition, future claims that may arise relating to any pending or new matters could distract management’s attention from business operations and increase our legal and defense costs, which may also negatively impact our business and results of operations.
Our failure to comply with regulations imposed by federal and foreign agencies could negatively affect our financial results.
      Our railcar operations are subject to extensive regulation by governmental regulatory and industry authorities and by federal and foreign agencies. These organizations establish rules and regulations for the railcar industry, including construction specifications and standards for the design and manufacture of railcars; mechanical, maintenance and related standards; and railroad safety. New regulatory rulings and regulations from these federal or foreign agencies may impact our financial results and the economic value of our assets. In addition, if we fail to comply with the requirements and regulations of these agencies, we could face sanctions and penalties that could negatively affect our financial results.
Our governing documents contain some provisions that may prevent or make more difficult an attempt to acquire us.
      Our Restated Certificate of Incorporation and Amended and Restated By-Laws, as currently in effect, contain some provisions that may be deemed to have antitakeover effects, including:

•	a classified board of directors;

•	a supermajority vote to amend certain provisions of our Restated Certificate of Incorporation;

•	no less than 40 days’ advance notice of matters to be voted on by stockholders other than by or at the direction of the board of directors; and

•	the calling of special meetings of stockholders only by the president or a majority of the board of directors.
      In addition, the laws of the State of Oregon, into which we have proposed to reincorporate, when compared to the laws of the State of Delaware, where we are currently incorporated, may make it more difficult to acquire us. See “Recent Developments — Reincorporation in Oregon.” We also maintain a stockholder rights plan (which will continue to be in effect if the reincorporation is approved by our stockholders) pursuant to which each stockholder has received a dividend distribution of one preferred stock purchase right per share of common stock owned. The stockholder rights plan and the other provisions discussed above may have antitakeover effects because they may delay, defer or prevent an unsolicited acquisition proposal that some, or a majority, or our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-prevailing market price.
Risks Related to the Notes
An increased level of indebtedness could adversely affect our financial condition.
      As of November 30, 2005, we had approximately $294.8 million of indebtedness, representing approximately 61% of our total capitalization.
      Our indebtedness could have adverse consequences to us, including:

•	our ability to obtain additional financing for working capital, capital expenditures and strategic transactions may be reduced;

•	a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of, and interest on, our indebtedness;

•	our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

•	we may have a higher level of indebtedness than some of our competitors, which could put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition or regulation.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to make payments on our indebtedness, including the notes, or to fund our other liquidity needs.
Despite our increased leverage, we will be able to incur more debt, which may intensify the risks associated with our increased leverage.
      Our existing debt arrangements permit us, subject to certain conditions, to incur a significant amount of additional indebtedness. As of November 30, 2005, under our existing revolving credit facilities, we could borrow an additional $91.5 million aggregate principal amount. See “Description of Other Indebtedness.” Our existing indenture and the indenture under which these notes will be issued will permit us to incur additional indebtedness. If we incur additional indebtedness, the risks associated with our increased leverage, including our ability to service our debt, could intensify.
The notes and the guarantees will be general unsecured unsubordinated obligations ranking equally with our and the guarantors’ other unsecured unsubordinated debt, but will be effectively subordinated to all of our and the guarantors’ secured debt to the extent of the assets securing such debt.
      As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization, or certain other events, our assets will be available to pay obligations on the notes only after all of our secured debt, to the extent of the value of the assets securing such debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes.
The operating and financial restrictions imposed by our debt agreements, including our credit facilities and the indenture relating to our 8 3/8% senior notes may limit our ability to finance operations and capital needs or engage in other business activities.
      Our existing and future debt agreements may contain covenants that restrict our ability to:

•	incur additional indebtedness (including guarantees);

•	incur liens;

•	dispose of assets;

•	make certain acquisitions;

•	pay dividends and make other restricted payments;

•	enter into sale and leaseback transactions;

•	make loans and investments;

•	enter into new lines of business; and

•	engage in transactions with affiliates.
      In addition, our credit facilities require us to comply with specified financial ratios.

      Our ability to comply with these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facilities or the indenture governing the notes. If we default under our credit facilities, the lenders could cease to make further extensions of credit, cause all of our outstanding obligations under these credit facilities to become due and payable, require us to apply all of our available cash to repay the indebtedness under these credit facilities, prevent us from making debt service payments on, or cause an event of default under or acceleration of, any other indebtedness we owe and/or proceed against the collateral granted to them to secure repayment of those amounts. If a default under the indenture occurs, the holders of the notes could elect to declare the notes immediately due and payable. If our payment obligations in respect of our indebtedness are accelerated, we may not have sufficient assets to repay amounts due under our debt agreements, other debt securities then outstanding or the notes.
We may not be able to fulfill our repurchase obligation for the notes upon a change of control.
      Upon a change of control event, if we do not redeem the notes, each holder of the notes will have the right to require us to repurchase its notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements, including our credit facilities. Upon a change of control event, we may be required to repay immediately the outstanding principal, and any accrued interest or any other amounts, owed by us under our credit facilities. We may not be able to repay these amounts or obtain the necessary consents under these credit facilities to repurchase the notes. The source of funds for any purchase of notes would be our available cash or cash generated from other sources. However, we may not have enough available funds or be able to generate the necessary funds upon a change of control to make any required repurchases of tendered notes. This may result in our having to refinance our outstanding indebtedness, which we may not be able to do on favorable terms or at all.
      In addition, the change of control provision contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of Notes — Repurchase at the Option of Holders — Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The market price for the exchange notes may be volatile.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the exchange notes.
We are a holding company with no independent operations. Our ability to meet our obligations depends upon the performance of our subsidiaries and their ability to make distributions to us.
      As a holding company, we are dependent on the earnings and cash flows of, and dividends, distributions, loans or advances from, our subsidiaries to generate the funds necessary to meet certain of our obligations, including the payment of principal of, premium, if any, and interest on debt obligations, including the notes. Any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, some of our subsidiaries are parties to agreements that contain restrictions on the timing and amount of any payment of dividends, distributions, loans or advances that our subsidiaries may make to us. Under certain circumstances, some or all of our subsidiaries may be prohibited from making any such payments.

We cannot assure you that an active trading market will develop for the exchange notes.
      You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes, which were issued on November 21, 2005 primarily to a small number of institutional investors.
      Currently, there is no established trading market for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation on the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that, subject to any legal or regulatory restrictions, they may make a market in the exchange notes, but they are not obligated to do so and may discontinue any such market making at any time. We cannot assure you as to the development or liquidity of any markets for the exchange notes, the ability of holders of the exchange notes to sell their exchange notes or the price at which holders would be able to sell their exchange notes. If any active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If any of the exchange notes are traded after we issue them, they may trade at a discount, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition and performance.
You may have difficulty selling original notes you do not exchange.
      If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. These restrictions on transfer are applicable because we issued the original notes under exemptions from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining untendered original notes may be adversely affected. See “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Original Notes.”
If you do exchange your original notes, many factors may affect the price you receive if you choose to sell the exchange notes, which price may be lower than you believe to be appropriate.
      If you choose to sell your original notes, the price you receive will depend on many other factors that may vary over time, including: the number of potential buyers; the level of liquidity of the notes; our financial performance; the amount of indebtedness we have outstanding; the level, direction and volatility of market interest rates generally; the market for similar securities; the market price of our common stock; the redemption and repayment features of the notes to be sold; and the time remaining to the maturity of the notes.
      As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.
Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.
      Any broker-dealer that:

•	exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes; or

•	resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

      In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by the noteholder.
Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.
      Our present and future material domestic subsidiaries guarantee the original notes and will guarantee the exchange notes, except material domestic subsidiaries that may be designated as unrestricted with respect to the indenture. Our present and future foreign subsidiaries are not guarantors of the original notes and will not be guarantors of the exchange notes. Payments on the notes will be required to be made only by us and the guarantors. The historical consolidated financial statements incorporated by reference into this prospectus are presented on a consolidated basis, including our domestic and foreign subsidiaries. The aggregate revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005 of our subsidiaries that do not and will not guarantee the notes represented approximately 31.8%, 15.4% and 7.5%, respectively, of our total revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005. For a description of Adjusted EBITDA, see “Prospectus Summary — Summary Consolidated Financial and Operating Data.”
      In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of our non-guarantor subsidiaries.
Certain events may delay payment on, lead to the subordination of or void our and our subsidiaries’ obligations under the notes.
      In the event of a bankruptcy, liquidation or reorganization, you would likely not receive any payment of principal or interest due under the notes so long as such cases were pending. In addition, the notes and the subsidiary guarantees may be subject to review under federal, state and similar foreign fraudulent conveyance laws if a bankruptcy, reorganization, liquidation or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors at some future date. Courts, under specific circumstances, may void the notes and the subsidiary guarantees and require holders of the notes to return payments received from us or the guarantors.
      An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes or the making of the subsidiary guarantees constituted a “fraudulent conveyance.” To make such a determination, a court would have to find that we or the relevant guarantor did not receive fair consideration or reasonably equivalent value for the notes or the giving of the subsidiary guarantees, and that, at the time the notes or the subsidiary guarantees were issued, we or the relevant guarantors:

•	were insolvent;

•	were rendered insolvent by the issuance of the notes or subsidiary guarantee;

•	were engaged or were about to engage in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or the guarantor would incur, debts (including contingent obligations) beyond our or its ability to repay those debts as they matures.
      If a court were to make such a finding, it could void all or a portion of our and our subsidiaries’ obligations under the notes or the subsidiary guarantees, subordinate the claim in respect of the notes or the subsidiary guarantees to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in credit circumstances, invalidating the notes and permitting recovery of prior payments received with respect to the notes and the subsidiary guarantees. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes or the subsidiary guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes or the subsidiary guarantees, to the claims of all existing and future creditors on similar ground.
      Furthermore, although the subsidiary guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the subsidiary guarantees against any guarantor would be subject to “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors. To the extent that the subsidiary guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables.
Our financial failure or the financial failure of any of our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of all of our subsidiaries.
      A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all consolidated entities. This would expose holders of the notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over the objections of the holders of the notes as to their general terms, including interest rate and maturity.

RECENT DEVELOPMENTS
Reincorporation in Oregon
      At the annual meeting of stockholders held on January 10, 2006, our stockholders approved a proposal to change The Greenbrier Companies, Inc.’s state of incorporation from Delaware to Oregon.
      The reincorporation will be accomplished by merging The Greenbrier Companies, Inc. (the “Company”) with and into Greenbrier Oregon, Inc. (“Greenbrier Oregon”), a wholly-owned subsidiary of the Company formed under the laws of the State of Oregon solely for the purpose of reincorporating the Company in Oregon. After the merger, the name of Greenbrier Oregon will be changed to “The Greenbrier Companies, Inc.” and the merged company will be governed by the Articles of Incorporation and Bylaws of Greenbrier Oregon, which are substantially similar to the governing documents of the Company. After the merger, the Company’s common stock will continue to be traded on the New York Stock Exchange without interruption under the same symbol as at present. The merger will not change our business or management, and Greenbrier Oregon will succeed to all the assets and liabilities of the Company.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. In consideration for the exchange notes, we will receive the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered for the exchange notes will be retired and canceled. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.
      On November 21, 2005, we issued and sold the original notes. We plan to use the net proceeds from that offering, which after discounts to the initial purchasers and other transaction fees and expenses paid by us, approximated $58.7 million, for working capital, general corporate purposes, capital expenditures and potential acquisitions. The net proceeds have been used for working capital, general corporate purposes and capital expenditures.

CAPITALIZATION
      The following table summarizes our cash and capitalization as of November 30, 2005.
      The table should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus and our consolidated financial statements and related notes incorporated by reference into this prospectus.

November 30, 2005

(in thousands)
Cash	$100,695

Debt:
Revolving notes	$14,540
Term loans	38,122
Subordinated notes	7,175
Senior notes	235,000

Total debt	294,837
Stockholders’ equity:
Common stock ($.001 par value)	16
Preferred stock ($.001 par value)	—
Additional paid in capital	64,211
Retained earnings	120,760
Accumulated other comprehensive loss	(412)

Total stockholders’ equity	184,575

Total capitalization	$479,412

THE EXCHANGE OFFER
Terms of the Exchange Offer
      As of the date of this prospectus, $60.0 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.”
      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Original notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.
      As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2006. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer. We reserve the right to extend the period of time during which the exchange offer is open. If the exchange offer period is extended, we would give notice of the extension to the holders of original notes by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as described above. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.
      Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
Procedures for Tendering
      Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to U.S. Bank National Association at the address listed below under the heading “— Exchange Agent”; or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “— Exchange Agent.”
      In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes or a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The Depository Trust Company will be referred to as DTC in this prospectus.
      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent. You should not send any letter of transmittal, original notes or other related documentation to us.
      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender original notes, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution — including most banks, savings and loan associations and brokerage houses — that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.
      We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
      We reserve the right to reject any particular original note not properly tendered or which acceptance of might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.
      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.
      If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.
      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.
      If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and not withdrawn. We will issue the exchange notes promptly after acceptance of the original notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
      The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes. Holders whose original notes are accepted for exchange will receive interest, as interest on the exchange notes, accrued from the date of issue of the original notes and will be deemed to have waived the right to receive interest accrued on the original notes.
      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfer
      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer promptly after commencement of the exchange offer. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

(1)	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

(2)	comply with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1)	stating the name and address of the holder of original notes and the amount of original notes tendered,

(2)	stating that the tender is being made and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Withdrawal Rights
      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	contain a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

      If certificates for original notes have been delivered or otherwise identified to the exchange agent, then prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Properly withdrawn original notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we shall not be required to accept original notes for exchange, or to issue exchange notes in exchange for any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the issuance of the exchange notes for the original notes:

•	there has been instituted any proceeding seeking to restrain or prohibit the making or completion of the exchange offer, or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

•	any action shall have been taken, proposed or threatened by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of such consequences or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretations of the SEC staff referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	there shall have occurred:

•	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

•	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      These conditions to the exchange offer are to our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.
      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Exchange Agent
      We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:
      Delivery To: U.S. Bank National Association, Exchange Agent

By Hand Before 4:30 p.m.: U.S. Bank National Association 100 Wall Street, Suite 1600 New York, NY 10005	By Registered or Certified Mail: U.S. Bank National Association 100 Wall Street, Suite 1600 New York, NY 10005 Attention: Bond Drop Window

By Hand or Overnight Delivery after
4:30 p.m. on the Expiration Date:
U.S. Bank National Association
Specialized Finance
60 Livingston Avenue, Bond Drop Window
St. Paul, MN 55107
For Information Call: (651) 495-3511	By Facsimile Transmission (for Eligible Institutions only): (651) 495-8158 Attention: Customer Service Confirm by Telephone: 1-800-934-6802
      If you deliver the letter of transmittal to an address other than the address indicated above or transmit instructions via facsimile other than to the facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses will include reasonable and customary fees and out-of-pocket expenses of the exchange agent and reasonable out-of-pocket expenses incurred by brokerage houses and other fiduciaries in forwarding materials to beneficial holders in connection with the exchange offer.
Accounting Treatment
      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Transfer Taxes
      Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.
Consequences of Exchanging or Failing to Exchange Original Notes
      Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register original notes under the Securities Act.
      Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer as in the other circumstances.
      Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
      See “Plan of Distribution.”
      In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

MANAGEMENT
      The following table identifies our executive officers and directors and indicates their ages and current positions:

Name	Age	Position

William A. Furman	61	President, Chief Executive Officer and Director
Robin D. Bisson	52	Senior Vice President Marketing and Sales and President of Greenbrier Railcar LLC
Linda M. Olinger	44	Vice President and Corporate Controller
Mark J. Rittenbaum	48	Senior Vice President and Treasurer
James T. Sharp	51	President of Greenbrier Leasing Company LLC
Timothy A. Stuckey	55	President of Gunderson Rail Services LLC
Norriss M. Webb	66	Executive Vice President and General Counsel
Joseph K. Wilsted	50	Senior Vice President and Chief Financial Officer
L. Clark Wood	63	President of Manufacturing Operations
Victor G. Atiyeh	82	Director
Duane C. McDougall	53	Director
A. Daniel O’Neal, Jr	69	Director
Charles J. Swindells	63	Director
C. Bruce Ward	75	Director
Donald A. Washburn	61	Director
Benjamin R. Whiteley	76	Chairman of the Board of Directors
      Set forth below is biographical information for our executive officers and directors.
      William A. Furman, President, Chief Executive Officer and Director. Mr. Furman has held these positions since 1994. Mr. Furman is also Managing Director of TrentonWorks Limited, a manufacturing subsidiary, and has held this position since March 1995. Mr. Furman was Chief Executive Officer of Gunderson LLC (“Gunderson”), a manufacturing subsidiary, from 1990 to 2000 and was Vice President of Greenbrier, or its predecessor company, from 1974 to 1994. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation, and earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.
      Robin D. Bisson, Senior Vice President Marketing and Sales. Mr. Bisson has held this position since 1996 and has been President of Greenbrier Railcar LLC, a subsidiary that engages in railcar leasing, since 1991. Mr. Bisson was Vice President of Greenbrier Railcar LLC from 1987 to 1991 and has been Vice President of Greenbrier Leasing Company LLC, a subsidiary that engages in railcar leasing, since 1987.
      Linda M. Olinger, Vice President and Corporate Controller. Ms. Olinger has held this position since January 2004. Prior to becoming Vice President, she was Corporate Controller since 2000.
      Mark J. Rittenbaum, Senior Vice President and Treasurer of the Company. Mr. Rittenbaum has held this position since 2001. Prior to becoming Senior Vice President, he was Vice President and Treasurer since 1994. Mr. Rittenbaum is also Vice President of Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, positions he has held since 1993 and 1994.
      James T. Sharp, President of Greenbrier Leasing Company LLC. Mr. Sharp has held this position since February 2004, prior to which he served as Vice President of Marketing and Operations of the Company since 1999 and was Vice President of Sales from 1996 to 1999.
      Timothy A. Stuckey, President of Gunderson Rail Services LLC. Mr. Stuckey has held this position with our repair and refurbishment subsidiary since May 1999, prior to which he served as Assistant Vice President of Greenbrier Leasing Company LLC since 1987.
      Norriss M. Webb, Executive Vice President and General Counsel. Mr. Webb has held this position since 1994. He has also been Vice President, Secretary and a director of Gunderson LLC since 1985. Mr. Webb was Vice President of the Company from 1981 to 1994.

      Joseph K. Wilsted, Senior Vice President and Chief Financial Officer. Mr. Wilsted was appointed to this position in January 2006. From 2005 until January 2006, he was Vice President, Operations and Corporate Development. From 2003 until 2005, he was Vice President, Finance of a division of Ingersoll Rand and from 1994 to 2003 held the position of President of several operating divisions of Invensys Corporation.
      L. Clark Wood, President of Manufacturing Operations. Mr. Wood has held this position since April 1998, and he has also been Chief Executive Officer and a director of Gunderson LLC from 2000 to 2005, and Chief Executive Officer of TrentonWorks Limited since June 1995. Mr. Wood was President of Gunderson LLC from 1990 to 1999.
      Victor G. Atiyeh, Director. Mr. Atiyeh has served as a member of the Board since 1994. He has been a principal in Victor Atiyeh & Co., international trade consultants, since 1987. He was Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a private retail company. He also serves as a director and Vice Chairman of Cedars Bank located in Los Angeles, California.
      Duane C. McDougall, Director. Mr. McDougall served as President and Chief Executive officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 21-year tenure with Willamette Industries, Inc. He also serves as a Director of West Coast Bancorp, InFocus Corporation and Cascade Corporation. The Board of Directors has determined that Mr. McDougall’s simultaneous service on three audit committees in addition to the Company’s audit committee will not impair his ability to effectively serve as a member of the Company’s audit committee.
      A. Daniel O’Neal, Jr., Director. Mr. O’Neal has been a director of Gunderson since 1985. From 1973 until 1980, Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission and, from 1977 until 1980, served as its Chairman. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July, 2005. Mr. O’Neal is the current Chairman of the Washington State Transportation Commission.
      Charles J. Swindells, Director. Mr. Swindells was appointed as a director September 2005. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A. from 1993 until 2001; Chairman and Chief Executive Officer of Capital Trust Management Corporation from 1985 until 1993; and Managing Director/ Founder of Capital Trust Company from 1981 until 1993. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange from 1985 until 1996. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio from 1984 until 1990 and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon from 1998 until 2001.
      C. Bruce Ward, Director. Mr. Ward has served as Chairman of Gunderson LLC since 1990 and was President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company.
      Donald A. Washburn, Director. Mr. Washburn was appointed as a director in August 2004. Mr. Washburn served as Executive Vice President of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990, including Executive Vice President for Marriott Corporation, an international hospitality operation. He also serves as a director of LaSalle Hotel Properties, Key Technology, Inc., Amedisys, Inc., as well as several privately held companies and non-profit corporations.
      Benjamin R. Whiteley, Chairman of the Board of Directors. Mr. Whiteley has served as a member of the Board since 1994. He is retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon-based life insurance company, where he served in a number of capacities over 44 years ending in

2000. Mr. Whiteley has served previously as a director of several publicly held companies and currently serves as Chairman of the Oregon Community Foundation.
      Executive officers are designated by the board of directors. There are no family relationships among any of our executive officers or directors. One of our wholly-owned subsidiaries, Gunderson LLC, employs Ms. Julie Ward, the daughter of Mr. C. Bruce Ward, who is one of our directors. During fiscal year 2005, Ms. Ward earned approximately $72,720 in salary and bonus.
Employment Agreement and Other Arrangements
      On April 20, 2005, we entered into an employment agreement with Mr. Furman, our President and Chief Executive Officer. The employment agreement provides that we will pay Mr. Furman a base salary of $550,000 per year (subject to increase by the Compensation Committee of the Board of Directors), an annual performance-based cash bonus up to 150% of his base salary, and an annual retirement benefit of $407,000 commencing in November 2004 and continuing until Mr. Furman reaches age 70, regardless of whether his employment terminates prior to that date. Either party may terminate the employment agreement at any time upon written notice.
      The employment agreement contains a two-year noncompete clause limiting Mr. Furman’s activities with competing businesses upon termination. In the event of his termination following a change in control, Mr. Furman will be entitled to a lump sum severance amount equal to three times his base salary and average bonus, accrued salary and vacation, retirement benefits and continuation for three years of specified employee benefits. We have also granted Mr. Furman registration rights for a period of five years following termination of employment, as long as he continues to hold at least 10% of our outstanding shares of Common Stock and desires to sell at least 500,000 of such shares.
      The Company has also entered into a 10-year employment agreement with Mr. Sharp dated February 15, 2004 under which he has agreed to serve as President of Greenbrier Leasing Company LLC. Pursuant to the terms and conditions of the employment agreement, Mr. Sharp received a base salary of $215,000 and a guaranteed minimum bonus of 50% of base compensation for 2004 and 2005.
      We participate in a nonqualified supplemental benefit plan for certain executives that provides for supplemental non-qualified deferred and non-deferred compensation. Upon a change of control, the Company will contribute a payment equal to the average allocation for the participant for the prior three plan years multiplied by the number of plan years from the effective date of the change of control to the participant’s normal retirement date. Mr. Furman does not participate in the supplemental benefit plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      James-Furman & Company Partnership. Mr. Alan James, a former Director, and Mr. Furman were partners in a general partnership, James-Furman & Company (the “Partnership”), that, among other things, engaged in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. As a result of Mr. James’ death, the Partnership dissolved as of January 28, 2005. In 1989, we entered into presently existing agreements with the Partnership pursuant to which we manage and maintain railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to us than the fee we could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to us under such agreements in 2005 aggregated $109,112. In addition, the Partnership paid us fees of $60,000 in 2005 for administrative and other services. The management and maintenance agreements presently in effect between us and the Partnership provide that in remarketing railcars owned by the Partnership and us, as well as by unaffiliated lessors, we will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.
      Such agreements also provide that the Partnership will grant to us a right of first refusal with respect to any opportunity originated by the Partnership in which we may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to us and must provide the disinterested, independent members of our board of directors a period of not less than 30 days in which to determine whether we desire to pursue the opportunity. The right of first refusal in favor of us continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be our officers or directors. Prior to Mr. James’ death, the Partnership advised us that it does not currently expect to pursue acquisitions of additional railcars. As of the date of this prospectus, it has not been determined how the agreements between us and the Partnership will be affected by the Partnership’s dissolution.
      Indebtedness of Management. Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $60,000 except that L. Clark Wood, President of our manufacturing operations, is indebted to, and has executed a promissory note in favor of, Greenbrier Leasing Company LLC. The largest aggregate amount outstanding during fiscal year 2005 under such promissory note was $200,000. As of August 31, 2005, $200,000 remained outstanding under such note. The promissory note is payable upon demand and is secured by a mortgage on Mr. Wood’s residence. The note does not bear interest and has not been amended since its issuance in 1994.
      Policy. We follow a policy that all proposed transactions by us with directors, officers, five percent stockholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of our board of directors.
      Litigation. On July 26, 2004, Mr. James, then-Chairman of our board of directors, filed an action in the Court of Chancery of the State of Delaware against us and all of our directors other than himself. The action sought rescission of the stockholder rights agreement of the Company, alleging, among other things, that directors breached their fiduciary duties in adopting the rights agreement and that adopting the rights agreement breached the right-of-first-refusal provision of the stockholders’ agreement among Mr. James, William A. Furman and us. Subsequently, the action was amended to remove the claims regarding the Stockholders’ Agreement. The lawsuit did not seek monetary damages. On April 20, 2005, the parties to the litigation entered into a settlement agreement and filed with the Delaware court a stipulation to the dismissal of the action. The Delaware court dismissed the action in an order dated April 21, 2005. On November 7, 2005, we entered into a termination agreement with representatives of the estate of Mr. James, terminating our and Mr. Furman’s right of first refusal with respect to sales of our common stock by the estate of Mr. James.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information, as of January 1, 2006, with respect to beneficial ownership of the our common stock (our only class of shares of outstanding voting securities) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known by us to be the beneficial owner of more than five percent of the our outstanding common stock. Unless otherwise indicated, each person has sole voting power and sole investment power.
      Unless otherwise indicated, the address of each person listed is One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(1)

William A. Furman	2,080,500		13.4%
Victor G. Atiyeh	1,641		(3)
A. Daniel O’Neal, Jr.	11,794		(3)
Duane C. McDougall	3,341		(3)
Charles J. Swindells	—		(3)
C. Bruce Ward	15,000	(2)	(3)
Donald A. Washburn	1,341		(3)
Benjamin R. Whiteley	21,841		(3)
Robin D. Bisson	52,501	(2)	(3)
James T. Sharp	10,000		(3)
Mark J. Rittenbaum	100,300	(2)	(3)
L. Clark Wood	54,800	(2)	(3)
All directors and executive officers as a group (18 persons)	2,534,060	(2)	16.0%
Tontine Capital Partners, L.P.	1,118,400	(4)	7.2%
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830

(1)	Calculated based on number of outstanding shares as of January 1, 2006, which is 15,539,791 plus the total number of shares which the reporting persons has the right to acquire beneficial ownership within 60 days following January 1, 2006.

(2)	The shares shown as beneficially owned included 6,000 shares for Mr. Ward, 22,500 shares for Mr. Bisson, 69,000 shares for Mr. Rittenbaum, 44,500 shares for Mr. Wood, and 265,000 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after January 1, 2006.

(3)	Less than one percent.

(4)	As reported in a Schedule 13G dated July 6, 2005, and filed with the SEC on July 18, 2005, by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), the general partner of TCP, and Jeffrey L. Gendell, the managing member of TCM. The Schedule 13G discloses that TCP, TCM and Mr. Gendell share the power to vote and dispose of the shares.

DESCRIPTION OF OTHER INDEBTEDNESS
      The following description briefly summarizes material terms of certain of our credit arrangements, including credit arrangements of our subsidiaries. The description is only a brief summary and does not purport to describe all of the terms of the credit arrangements that may be important. Unless the context requires otherwise, all amounts originating in foreign currency have been translated at the November 30, 2005 exchange rate for the following discussion.
Revolving Credit Facilities
      We have a $150.7 million revolving credit facility with Bank of America, N.A. The credit facility consists of a $125.0 million, five-year revolving credit facility, including up to $25.0 million for letters of credit and up to $25.0 million for multi-currency borrowings. The credit facility is guaranteed by all of our material domestic subsidiaries. The arrangement also includes a five-year revolving credit facility for our principal Canadian manufacturing operations in an amount of approximately $25.7 million, which we have guaranteed. Lines of credit totaling $21.1 million are available for working capital for our European manufacturing operations. Advances bear interest at rates that depend on the type of borrowing and the ratio of debt to total capitalization. At November 30, 2005, there were no borrowings outstanding under the North American credit facilities. The European manufacturing credit line had $14.5 million outstanding at interest rates of 5.6% and 5.7%.
8 3/8 Senior Notes Due 2015
      On May 11, 2005, we issued through a private placement $175.0 million aggregate principal amount of 8 3/8 senior notes due 2015. In August 2005 we filed a registration statement with respect to an offer to exchange the 8 3/8 senior notes for a new issue of identical notes registered with the SEC. In September 2005 the exchange was completed. Payment of the 8 3/8 senior notes is guaranteed by certain of our domestic subsidiaries. Interest is paid semiannually in arrears on November 15 and May 15.
Term Loans
      As of November 30, 2005, the total amount of our term loans outstanding was $38.1 million. The following summarizes key provisions of our term loans.

	Amount		Effective
	Outstanding as of		Interest
Lender	Nov. 30, 2005	Maturity Date	Rate (%)

	($ in thousands)
KeyCorp Leasing	7,847	August 31,2006	7.31
Kreditanstalt fur Wiederaufbau	7,795	March 31, 2011	7.41
Bombardier Transportation	7,500	December 1, 2009	4.36
Kreditanstalt fur Wiederaufbau	5,892	March 31, 2011	5.61
Bank of America, N.A.	7,547	August 31, 2017	4.25
KeyCorp Leasing	1,439	June 2007	5.79
Noncompete agreements (3 persons)	95	July 1, 2006	—
KeyCorp Leasing	7	December 31, 2005	8.45

Subordinated Debt
      In 1990, we entered into an agreement to purchase, refurbish and lease over 10,000 used railcars between 1990 and 1997. In connection with that agreement, we issued subordinated notes that amounted to approximately $7.2 million as of November 30, 2005 to the seller of these railcars. The subordinated notes bear interest at 9.0%, with the principal due ten years from the date of issuance of the notes. The agreement includes an option that, under certain conditions, provides for the seller to repurchase the railcars, at the date the underlying subordinated notes are due, in an amount equal to our original acquisition cost. We have received notice that the seller intends to exercise its purchase options, and amounts due under the subordinated notes will be paid off from the repurchase proceeds.

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the word “Greenbrier” refers only to The Greenbrier Companies, Inc. and not to any of its Subsidiaries.
      Greenbrier issued the original notes and will issue the exchange notes under the Indenture dated May 11, 2005 (the “Indenture”) among itself, the Guarantors and U.S. Bank, National Association, as trustee. The exchange notes are an additional issuance of Greenbriar’s 8 3/8% senior notes due 2015 and will be treated under the Indenture as a single series with $175.0 million aggregate principal amount of outstanding registered notes (the “initial exchange notes”) issued in September 2005 in exchange for the 8 3/8% senior notes originally issued on May 11, 2005 (the “initial notes”). The exchange notes will have the same terms, including, without limitation, the same maturity date, interest rate and interest payment dates as the initial exchange notes, and will be designated by the same CUSIP number as the initial exchange notes. The form and term of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes. Any reference to the “notes” in this “Description of Notes” refers to Greenbrier’s 8 3/8% senior notes due 2015 unless the context indicates otherwise. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are available from Greenbrier as set forth below under the caption “— Additional Information.”
      The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders of the notes will have rights under the Indenture and only registered Holders of the original notes will have rights under the registration rights agreement.
Brief Description of the Notes and the Subsidiary Guarantees
      The original notes are, and the exchange notes will be:

•	general unsecured obligations of Greenbrier;

•	pari passu in right of payment with all other unsubordinated Indebtedness of Greenbrier;

•	effectively subordinated to any secured Indebtedness of Greenbrier (including obligations under the Credit Agreement) to the extent of the assets securing such Indebtedness;

•	senior in right of payment to all subordinated Indebtedness of Greenbrier; and

•	unconditionally guaranteed by each existing and future Restricted Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary that is an Immaterial Subsidiary) (the “Guarantors”).
      Each Guarantee of a Guarantor of the original notes is, and each Guarantee of a Guarantor of the exchange notes will be:

•	a general unsecured obligation of that Guarantor;

•	pari passu in right of payment with any existing and future unsubordinated Indebtedness of that Guarantor; and

•	effectively subordinated to any secured Indebtedness of that Guarantor (including the applicable Guarantor’s guarantee under the Credit Agreement) to the extent of the assets securing such Indebtedness.
      Not all of the Subsidiaries of Greenbrier will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-Guarantor Subsidiaries, holders of their Indebtedness, including their trade creditors, will generally be entitled to payment of their claims from the assets of those Subsidiaries before any assets are made available for distribution to Greenbrier or a Guarantor. The aggregate revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005 of the Subsidiaries of Greenbrier that will not be Guarantors represented approximately 31.8%, 15.4% and 7.5%, respectively, of our total revenue, Adjusted EBITDA and assets as of and for the year ended August 31, 2005.
      As of the date hereof, all of Greenbrier’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Greenbrier will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Greenbrier’s Unrestricted Subsidiaries will not Guarantee the notes or be subject to many of the restrictive covenants in the Indenture.
Principal, Maturity and Interest; Additional Notes
      Greenbrier issued $60.0 million in initial aggregate principal amount of original notes and will issue up to the same amount of exchange notes pursuant to the exchange offer. Greenbrier may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any such additional notes will be issued with the same terms and with the same CUSIP numbers as the notes offered hereby. Greenbrier will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2015. All references to notes herein include the additional notes, if any, except as otherwise stated.
      Interest on the notes accrues at the rate of 8 3/8% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2006. Greenbrier will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.
      Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      Subject to the provisions described under the caption “— Book-Entry, Delivery and Form” and “— Same Day Settlement and Payment,” if a Holder of notes has given wire transfer instructions to Greenbrier, Greenbrier will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Greenbrier elects to make interest payments by check mailed to the Holders of the notes at the address set forth in the register of Holders. See “— Book-Entry, Delivery and Form” and “— Same Day Settlement and Payment.”
Paying Agent and Registrar for the Notes
      The trustee acts as paying agent and registrar. Greenbrier may change the paying agent or registrar without prior notice to the Holders of the notes and Greenbrier or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Greenbrier will not be required to transfer or exchange any note selected for redemption. Also,

Greenbrier will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Subsidiary Guarantees
      The original notes are, and the exchange notes will be, unconditionally guaranteed by each existing or future Restricted Subsidiary of Greenbrier that is a Domestic Subsidiary (other than any Domestic Subsidiary that is an Immaterial Subsidiary). These Subsidiary Guarantees are and will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are and will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Certain events may delay payment on, lead to the subordination of, or void our and our subsidiaries’ obligations under the notes.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Greenbrier or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.
      The Subsidiary Guarantee of a Guarantor will be released:

(1) upon consummation of any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Greenbrier or a Restricted Subsidiary of Greenbrier if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) if Greenbrier designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”
      See “— Repurchase at the Option of Holders — Asset Sales.”
Optional Redemption
      At any time prior to May 15, 2008, Greenbrier may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture, upon not less than 30 nor more than 60 days notice, at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the Indenture (excluding notes held by Greenbrier and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) Greenbrier mails notice of redemption no later than 30 days after the closing of such Public Equity Offering and consummates the redemption within 60 days of the closing of such Public Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at Greenbrier’s option prior to May 15, 2010.
      On or after May 15, 2010, Greenbrier may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of Holder’s of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2010	104.188%
2011	102.792%
2012	101.396%
2013 and thereafter	100.000%
Mandatory Redemption
      Greenbrier is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
Change of Control
      If a Change of Control occurs, each Holder of notes will have the right to require Greenbrier to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes (a “Change of Control Offer”) at a purchase price (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date; provided, however, notwithstanding the occurrence of a Change of Control, Greenbrier will not be obligated to purchase the notes pursuant to a Change of Control Offer if, prior to the time at which the Change of Control Offer is required to be made, Greenbrier mails an irrevocable notice of redemption of all notes pursuant to the provisions of the Indenture described under the caption “— Optional Redemption.” Within 30 days following any Change of Control, Greenbrier will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the repurchase date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
      Greenbrier will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Greenbrier will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      The Indenture provides that, if any Credit Facility prohibits the commencement of the Change of Control Offer or consummation of the repurchase of notes pursuant to the Change of Control Offer, prior to the commencement of a Change of Control Offer but in any event within 60 days following any Change of Control, Greenbrier will:

(1) (a) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Indebtedness the terms of which require repayment upon a Change of Control, or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all such other Indebtedness and repay such Indebtedness owed to each lender which has accepted such offer in full; or

(2) obtain the requisite consents under the Credit Agreement and all such other Indebtedness to permit the repurchase of the notes as provided herein.

      On or prior to the Change of Control Payment Date, Greenbrier will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Greenbrier.
      The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Greenbrier will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that Greenbrier repurchase or redeem the notes in the event of a highly leveraged transaction or a takeover, recapitalization or similar transaction.
      If a Change of Control Offer is required to be made, there can be no assurance that Greenbrier will have available funds that are sufficient to pay the Change of Control Payment for all of the notes that might be tendered for repurchase by Greenbrier.
      Greenbrier is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Greenbrier and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer conveyance or other disposition of “all or substantially all” of the properties or assets of Greenbrier and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Greenbrier to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Greenbrier and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.
Asset Sales
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Greenbrier (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such Fair Market Value is determined by Greenbrier’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) with respect to Asset Sales by Greenbrier or any Guarantor, at least 75% of the consideration therefor received by Greenbrier or such Guarantor is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities of Greenbrier or such Guarantor that, pursuant to GAAP, would appear on its balance sheet immediately prior to such Asset Sale (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or the Subsidiary Guarantee) that are assumed by the transferee of any such assets (and, with respect to any such liabilities that constitute Indebtedness of Greenbrier or such Guarantor, the liabilities are assumed pursuant to a customary written novation agreement that releases Greenbrier or such Guarantor from further liability); and

(b) any securities, notes or other obligations received by Greenbrier or such Guarantor from such transferee that are contemporaneously converted by Greenbrier or such Guarantor into cash or within 180 days after the Asset Sale (to the extent of the cash received in that conversion).
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Greenbrier may apply such Net Proceeds at its option:

(1) to repay or prepay Indebtedness outstanding under the Credit Agreement and, if the Indebtedness repaid or prepaid is revolving credit Indebtedness, to reduce commitments with respect thereto correspondingly and permanently;

(2) to acquire Business Related Assets.
      Pending the final application of any such Net Proceeds, Greenbrier may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million (“Excess Proceeds Trigger Date”), then not more than 30 days after the Excess Proceeds Trigger Date, Greenbrier will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Greenbrier may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such amounts no longer shall constitute Excess Proceeds. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Greenbrier will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Greenbrier will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The Credit Agreement and certain other agreements governing Greenbrier’s outstanding Indebtedness currently limit or prohibit Greenbrier from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Greenbrier would constitute a default under these agreements. Any future credit agreements or other agreements relating to Indebtedness to which Greenbrier becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Greenbrier is limited or prohibited from purchasing notes, Greenbrier could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Greenbrier does not obtain such a consent or repay such borrowings, Greenbrier will remain limited or prohibited from purchasing notes. In such case, Greenbrier’s failure to purchase some or all of the tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the agreements governing Indebtedness that contain such restrictions.
Certain Covenants
Effectiveness of Covenants
      Following the first Business Day on which:

(1) the notes have an Investment Grade Rating; and

(2) no Default or Event of Default has occurred and is continuing under the Indenture;
      Greenbrier and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under the captions:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Certain Covenants — Restricted Payments,”

•	“— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Certain Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“— Certain Covenants — Sale and Leaseback Transactions,”
(collectively, the “Suspended Covenants”). If at any time the notes’ credit rating is downgraded from an Investment Grade Rating, then the Suspended Covenants will be reinstated as if such covenants had never been suspended and will be enforceable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently attain an Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on any actions taken or events occurring after the notes attain an Investment Grade Rating and before any reinstatement of such Suspended Covenants, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Without limitation, at any time the Suspended Covenants are reinstated, all Indebtedness incurred during a time when the Suspended Covenants had been suspended shall be deemed to be Existing Indebtedness.
Restricted Payments
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Greenbrier’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Greenbrier or any of its Restricted Subsidiaries) or to the direct or indirect holders of Greenbrier’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Greenbrier and other than dividends or distributions payable to Greenbrier or a Restricted Subsidiary of Greenbrier);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Greenbrier) any Equity Interests of Greenbrier, any direct or indirect parent company of Greenbrier or any Subsidiary;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except payments of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Greenbrier would have been permitted at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Greenbrier and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Greenbrier for the period (taken as one accounting period) from the beginning of the first fiscal quarter in which notes are first issued under the Indenture to the end of Greenbrier’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Greenbrier since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Greenbrier (other than (x) Disqualified Stock and (y) the net cash proceeds received by Greenbrier from the Settlement Offering) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Greenbrier that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Greenbrier); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment. So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Greenbrier or any Restricted Subsidiary or of any Equity Interests of Greenbrier in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Greenbrier) of, Equity Interests of Greenbrier (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Greenbrier or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Greenbrier or any Restricted Subsidiary held by any of Greenbrier’s (or any of its Restricted Subsidiaries’) employees or directors pursuant to any equity compensation plan, subscription agreement or stock option agreement in effect as of the date on which notes are first issued under the Indenture or under any other such plan or agreement approved by the shareholders of Greenbrier thereafter; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any fiscal year (with any unused amounts in any fiscal year being available to be so utilized in succeeding fiscal years);

(6) the purchase of Equity Interests of Joint Ventures or of 3048389 Nova Scotia Limited, in each case pursuant to contractual obligations existing on the date on which notes were first issued under the Indenture;

(7) the repurchase, redemption or other acquisition for value of any Equity Interests of Greenbrier held by the Estate of Alan James for aggregate consideration not in excess of $10.0 million since the date on which notes were first issued under the Indenture;

(8) the Settlement Distribution; and

(9) other Restricted Payments in an aggregate amount not in excess of $15.0 million since the date on which notes were first issued under the Indenture.
      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Greenbrier or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Greenbrier whose resolution with respect thereto will be delivered to the trustee. The Board of Directors determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Greenbrier will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payment” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
Incurrence of Indebtedness and Issuance of Preferred Stock
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Greenbrier will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that (A) Greenbrier and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and (B) any Foreign Subsidiary may incur Indebtedness (including Acquired Debt) so long as neither Greenbrier nor any Guarantor (i) provides credit support of any kind with respect thereto (including any undertaking, agreement or instrument that would constitute Indebtedness), or (ii) is directly or indirectly liable with respect thereto, as a guarantor or otherwise, or (iii) constitutes the lender thereof, if, in the case of both clauses (A) and (B), (1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving pro forma effect to, the incurrence of such Indebtedness or the issuance of such Disqualified Stock and (2) the Consolidated Interest Coverage Ratio for Greenbrier’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

      The preceding paragraph will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), so long as no Default or Event of Default has occurred and is continuing at the time of incurrence thereof or would be caused thereby:

(1) the incurrence by Greenbrier or any Guarantor of Indebtedness under Credit Facilities (and the incurrence by Greenbrier or any Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Greenbrier and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $125.0 million or (ii) the Borrowing Base or (iii) 65.0% of the Leasing Assets of Greenbrier and the Guarantors, valued at the net book value thereof determined in accordance with GAAP, that are subject to no Lien other than Liens described in clause (1) of the definition of the term “Permitted Liens,” in any case less the aggregate amount of all Net Proceeds applied by Greenbrier or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by Greenbrier and any Restricted Subsidiary of Existing Indebtedness;

(3) the incurrence by Greenbrier and the Guarantors of Indebtedness represented by the initial notes, the initial exchange notes, the original notes, and the related Subsidiary Guarantees, and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement.

(4) the incurrence by Greenbrier or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Greenbrier or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by Greenbrier or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (12) of this paragraph;

(6) the incurrence by Greenbrier or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Greenbrier and any of its Restricted Subsidiaries; provided, however, that:

(a) if Greenbrier or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Greenbrier, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Greenbrier or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Greenbrier or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Greenbrier or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Greenbrier or any of its Restricted Subsidiaries of Hedging Obligations in respect of (a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other similar agreements or arrangements designed to protect Greenbrier or such Restricted Subsidiary against fluctuations in interest rates, (b) currency swap agreements, currency forward agreements and other similar agreements or arrangements designed to protect Greenbrier or such Restricted Subsidiary against fluctuations in currency exchange rates, and (c) commodity agreements, such as futures contracts, forward contracts, options or other agreements entered into for the purposes of protecting Greenbrier or a Restricted Subsidiary against fluctuations in the price of, or shortage of supply of, commodities used in the ordinary course of business, in each case entered into for risk hedging purposes in the ordinary course of business and not for speculative purposes;

(8) the Guarantee by Greenbrier or any Restricted Subsidiary of Indebtedness of Greenbrier or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant (other than (x) Indebtedness incurred by Foreign Subsidiaries under the first paragraph of this covenant and (y) Indebtedness incurred by Leasing Subsidiaries under clause (11) of this paragraph);

(9) the incurrence by any Foreign Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50.0 million;

(10) the incurrence by any Foreign Subsidiary of Indebtedness in respect of performance guaranties, performance bonds or similar obligations issued or incurred to support such Foreign Subsidiary’s performance of its obligations under contracts for the supply of rail cars, marine barges or surface transportation equipment, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(11) the incurrence by any Leasing Subsidiary of Indebtedness in the ordinary course of its equipment leasing business in an aggregate principal amount not to exceed, at the time of incurrence thereof, 75.0% of the net book value (as determined in accordance with GAAP) of Leasing Assets that are subject to Permitted Liens that secure such Indebtedness, so long as neither Greenbrier or any other Guarantor (a) provides credit support of any kind with respect thereto (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable with respect thereto, as a guarantor or otherwise, or (c) constitutes the lender thereof; and

(12) the incurrence by Greenbrier or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $20.0 million.
      Greenbrier may not, and may not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of Greenbrier or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Subsidiary Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Greenbrier or such Guarantor, as the case may be.
      For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Greenbrier or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
      The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Adjusted Interest Expense of Greenbrier.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Greenbrier will be permitted to classify such item of Indebtedness on the date of its incurrence, and later reclassify all or a portion of such Indebtedness, in any manner that complies with this covenant.
Liens
      Greenbrier may not, and may not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the date on which the notes are first issued under the Indenture or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to, in the case of any Subordinated Indebtedness so secured) the obligations so secured for so long as such obligations are so secured.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Greenbrier or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Greenbrier or any of its Restricted Subsidiaries;

(2) make loans or advances to Greenbrier or any of its Restricted Subsidiaries; or

(3) sell, lease or otherwise transfer any of its properties or assets to Greenbrier or any of its Restricted Subsidiaries.
      The restrictions set forth in the preceding paragraph will not apply to encumbrances or restrictions existing under or by reason of:

(1) Indebtedness incurred under the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive than those contained in the Credit Agreement as in effect on the date of the Indenture;

(2) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive than those contained in such Existing Indebtedness as in effect on the date of the Indenture;

(3) the Indenture, the notes and the Subsidiary Guarantees;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Greenbrier or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, so long as such provisions restrict transfer only of the leasehold interest created thereby, or the property subject thereto, or other contract rights arising thereunder;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (10) any instrument or agreements governing Indebtedness of Foreign Subsidiaries permitted to be incurred under the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Foreign Subsidiaries obligated in respect of such Indebtedness;

(11) any instrument or agreements governing Indebtedness permitted to be incurred under clause (11) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Leasing Subsidiary obligated in respect of such Indebtedness;

(12) the Golden West Agreements; and

(13) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.
Merger, Consolidation or Sale of Assets
      Greenbrier may not, and may not permit any Restricted Subsidiary to, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Greenbrier or such Restricted Subsidiary is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of property or assets that constitute all or substantially all of the properties or assets of Greenbrier and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Greenbrier or such Restricted Subsidiary is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Greenbrier or such Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Greenbrier or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes in writing all the obligations of Greenbrier under the notes, the Indenture and the registration rights agreement or the Guarantor under the Subsidiary Guarantee and the Indenture, in each case pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) Greenbrier (or, in a consolidation or merger of Greenbrier with or into another Person, the Person formed by or surviving any such consolidation or merger (if other than Greenbrier) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) each Guarantor shall have by amendment to its Subsidiary Guarantee confirmed in writing that its Subsidiary Guarantee shall continue to apply to the obligations of Greenbrier or the surviving Person in accordance with the notes and the Indenture.

      The foregoing provisions shall not prohibit a consolidation or merger of (1) a Guarantor with and into a Wholly-Owned Guarantor or Greenbrier, (2) a Domestic Subsidiary that is an Immaterial Subsidiary with and into a Wholly-Owned Guarantor or Greenbrier, or (3) a Foreign Subsidiary with and into another Foreign Subsidiary.
      The foregoing provisions shall not prohibit a consolidation or merger of a Restricted Subsidiary with and into another Person if (x) after giving effect to such transaction, the Person surviving such consolidation or merger is not a Subsidiary of Greenbrier and (y) such transaction does not constitute a disposition of all or substantially all of the properties or assets of Greenbrier and its Restricted Subsidiaries, taken as a whole, which transaction shall constitute an Asset Sale and be governed by the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      Greenbrier shall deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental Indenture comply with the Indenture.
Transactions with Affiliates
      Greenbrier may not, and may not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Greenbrier (each, an “Affiliate Transaction”) unless:

(1) the terms thereof are no less favorable to Greenbrier or such Restricted Subsidiary than those which could be obtained at the time of such transaction in an arm’s-length transaction with a Person who is not an Affiliate; and

(2) Greenbrier delivers to the trustee:

(a) with respect to such Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of Greenbrier set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Greenbrier; and

(b) with respect to such Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million an opinion of an accounting, appraisal or investment banking firm of national standing to the effect that such Affiliate Transaction is fair to Greenbrier or such Restricted Subsidiary, as the case may be, from a financial point of view.
      The provisions of the prior paragraph will not prohibit:

(1) transactions between or among Greenbrier and its Restricted Subsidiaries;

(2) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Greenbrier;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(4) any employment, consulting, service or termination agreement or reasonable and customary indemnification arrangements, entered into by Greenbrier or any of its Restricted Subsidiaries with directors, officers and employees of Greenbrier or any of its Restricted Subsidiaries and the payment of compensation to directors, officers and employees of Greenbrier or any of its Restricted Subsidiaries

(including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business; and

(5) the Excluded Transactions and the performance of obligations of Greenbrier under the terms of any other agreement in effect on date on which notes are first issued under the Indenture and described in the prospectus in respect of the initial notes.

Sale and Leaseback Transactions
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Greenbrier or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Greenbrier or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Interest Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, further, that this clause (1) shall not apply with respect to sale and leaseback transactions entered into by the Leasing Subsidiaries in the ordinary course of business in respect of which neither Greenbrier nor any other Restricted Subsidiary provides credit support of any kind or is otherwise directly or indirectly liable;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value thereof; provided, that, in connection with a sale and leaseback transaction other than in the ordinary course of the equipment leasing business of Greenbrier and its Subsidiaries, such fair market value shall be determined by resolution of the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Greenbrier applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      In determining whether the condition specified in clause (1) above is satisfied with respect to any sale and leaseback transaction for which such condition must be satisfied, imputed interest in respect of Attributable Debt relating to such sale and leaseback transaction, and to each other sale and leaseback transaction then existing, shall be added both to Consolidated Cash Flow and Adjusted Interest Expense, to the extent it is not otherwise included therein, for purposes of computing the Consolidated Interest Coverage Ratio.
Business Activities
      Greenbrier may not, and may not permit any of its Restricted Subsidiaries to, engage in any business other than Related Business, except to such extent as would not be material to Greenbrier and its Restricted Subsidiaries, taken as a whole.
Additional Subsidiary Guarantees
      If Greenbrier or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
      In addition to the Guarantors named in the Indenture, the Indenture provides that any existing or future Subsidiary of Greenbrier shall become a Guarantor if and for so long as such Subsidiary provides a guarantee or otherwise becomes an obligor in respect of Indebtedness of Greenbrier.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Greenbrier may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Greenbrier and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Greenbrier may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Greenbrier of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Payments for Consent
      Greenbrier may not, and may not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Greenbrier will furnish to the Holders of notes within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Greenbrier were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC or Form 8-K if Greenbrier were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Greenbrier’s consolidated financial statements by Greenbrier’s certified independent accountants. In addition, Greenbrier will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If at any time Greenbrier is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Greenbrier will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. If, notwithstanding the foregoing, the SEC will not accept Greenbrier’s filings for any reason, Greenbrier will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Greenbrier were required to file those reports with the SEC.
      If Greenbrier has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the financial condition and results of operations of Greenbrier and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Greenbrier.

      In addition, Greenbrier and the Guarantors agree that, for so long as any notes remain outstanding, if at any time, they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or acceleration or otherwise) of the principal of, or premium if any, on, the notes;

(3) failure by Greenbrier or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Greenbrier or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by Greenbrier or any Guarantor (or the payment of which is Guaranteed by Greenbrier or any Guarantor) whether such Indebtedness or Guarantee now exists, or is created after the date on which notes are first issued under the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the Stated Maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Greenbrier or any Guarantor to pay final judgments entered by a court or courts of competent jurisdiction, aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to Greenbrier or any Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken together (as of the latest audited consolidated financial statements for Greenbrier and its Subsidiaries) would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Greenbrier, any Guarantor of Greenbrier that is a Significant Subsidiary or any group of Guarantors of Greenbrier that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Greenbrier (and to the trustee if given by Holders).

      Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.
      Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of notes unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless,

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60 day period.
      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the Holders of all of the notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.
      Greenbrier is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Greenbrier is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Greenbrier or any Guarantor, as such, will have any liability for any obligation of Greenbrier or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      Greenbrier may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due;

(2) Greenbrier’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Greenbrier’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition Greenbrier may, at its option and at any time, elect to have the obligations of Greenbrier and the Guarantors, released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture “Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Greenbrier must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Greenbrier must specify whether the notes are being defeased to such Stated Maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Greenbrier must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Greenbrier has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date which notes were first issued under the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Greenbrier must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Greenbrier or any of its Subsidiaries is a party or by which Greenbrier or any of its Subsidiaries is bound;

(6) Greenbrier must deliver to the trustee an officers’ certificate stating that the deposit was not made by Greenbrier with the intent of preferring the Holders of notes over the other creditors of Greenbrier with the intent of defeating, hindering, delaying or defrauding any creditors of Greenbrier or others; and

(7) Greenbrier must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation consents obtained in connection with a purchase of or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each Holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults;

(7) make any change in the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Subsidiary Guarantees;

(10) amend, change or modify the obligation of Greenbrier to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant or the obligation of Greenbrier to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto;

(11) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by Greenbrier or any Guarantor of any of their rights or obligations under the Indenture;

(12) amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Subsidiary Guarantee in any manner adverse to the holders of the notes or any Subsidiary Guarantee; or

(13) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of notes, Greenbrier, the Guarantors and the trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Greenbrier’s or a Guarantor’s obligations to Holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Greenbrier’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8) to allow any Guarantor to execute a supplemental Indenture and /or a Subsidiary Guarantee with respect to the notes or to reflect the release of a Guarantor in accordance with the provisions of the Indenture.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Greenbrier, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Greenbrier or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will result therefrom (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Greenbrier or any Guarantor is a party or by which Greenbrier or any Guarantor is bound;

(3) Greenbrier or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Greenbrier has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, Greenbrier must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of Greenbrier or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.
      The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The Indenture, the notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).
Additional Information
      Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
      The original notes were offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) and in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      Rule 144A Notes initially were represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially were represented by one or more temporary notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). The exchange notes initially will be represented by one or more notes in registered global form without interest coupons (collectively, the “Exchange Global Notes,” and, together with the Rule 144A Global Notes and the Regulation S Global Notes, the “Global Notes”).
      The Rule 144 A Global Notes and the Regulation S Global Notes were, and the Exchange Global Notes will be, deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “— Exchanges between Regulation S Notes and Rule 144A Notes.”
      Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
      Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a legend. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Greenbrier takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised Greenbrier that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised Greenbrier that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC credits the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes is shown on, and the transfer of ownership thereof is effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of 40 days after closing of the offering of the original notes (the “Restricted Period”), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons is limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Greenbrier and the trustee have treated and continue to treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Greenbrier, the trustee nor any agent of Greenbrier or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised Greenbrier that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Greenbrier. Neither Greenbrier nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Greenbrier and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Subject to the transfer restrictions applicable to the original notes, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the original notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised Greenbrier that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Greenbrier nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Greenbrier that it is unwilling or unable to continue as depositary for the Global Notes and Greenbrier fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Greenbrier, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and, as relates to the original notes, will bear the applicable restrictive legend unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Exchanges Between Regulation S Notes and Rule 144A Notes
      Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).
      Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/ Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment
      Greenbrier will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Greenbrier will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. To the extent that the notes represented by the Global Notes trade in the PORTAL market and in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will be required by DTC to be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Greenbrier that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Registration Rights; Liquidated Damages
      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of the original notes. See “— Where You Can Find Additional Information.”
      In connection with the original notes offering Greenbrier, the Guarantors and the initial purchasers of the original notes entered into the registration rights agreement. Pursuant to the registration rights agreement, Greenbrier and the Guarantors agreed to file with the SEC an exchange offer registration statement (of which this prospectus is a part), with respect to the exchange notes. Upon the effectiveness of the exchange offer registration statement, pursuant to the exchange offer, Greenbrier and the Guarantors will offer Holders of “transfer restricted securities” (as defined below) who are able to make certain representations the opportunity to exchange their transfer restricted securities for exchange notes.
      If:

(1) Greenbrier and the Guarantors are not

(a) required to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of transfer restricted securities notifies Greenbrier prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from Greenbrier or an affiliate of Greenbrier,

Greenbrier and the Guarantors will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.
      Greenbrier and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.
      For purposes of the preceding, “transfer restricted securities” means each original note until:

(1) the date on which such original note has been exchanged for an exchange note in the exchange offer other than by a broker dealer;

(2) following the exchange by a broker-dealer in the exchange offer of an original note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such original note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such original note is distributed to the public pursuant to Rule 144 under the Securities Act.
      The registration rights agreement provides:

(1) Greenbrier and the Guarantors will file the exchange offer registration statement with the SEC on or prior to 90 days after the closing of the original notes offering;

(2) Greenbrier and the Guarantors will use their best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing of the original notes offering;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, Greenbrier and the Guarantors will

(a) commence the exchange offer; and

(b) issue exchange notes in exchange for all original notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the shelf registration statement, Greenbrier and the Guarantors will file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and use their best efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises.
      If:

(1) Greenbrier and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3) Greenbrier and the Guarantors fail to consummate the Exchange Offer within 40 business days after the date specified for effectiveness with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), the interest rate borne by the notes shall be increased by 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.50% per annum. Any amount of additional interest due pursuant to the foregoing sentence shall be payable in cash on the same semi-annual payment dates as are specified in the Indenture for accrued interest on the notes. Following the cure of all Registration Defaults relating to any particular notes, the interest rate borne by the relevant notes will be reduced to the original interest rate borne by such notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant notes shall again be increased pursuant to the foregoing provisions.
      Holders of original notes will be required to make certain representations to Greenbrier (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring notes, a Holder is deemed to have agreed to indemnify Greenbrier and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Greenbrier.
Additional Notes
      The notes offered hereby are an additional issuance of our 8 3/8% senior notes due 2015 and will be treated under the Indenture as a single series with $175.0 million aggregate principal amount of registered initial exchange notes recently exchanged for initial notes. The notes offered hereby will not be fungible with the outstanding initial exchange notes as the notes offered hereby are subject to transfer restrictions; however, the notes offered hereby do have the benefit of registration rights described herein which, when satisfied, will provide investors with notes that are fungible with the outstanding initial exchange notes.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided. “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Acquisition” means:

(1) an Investment by Greenbrier or any Restricted Subsidiary in another Person, if, as a result of such Investment, such other Person becomes a Restricted Subsidiary, or is merged with or into Greenbrier or any Restricted Subsidiary, or

(2) the acquisition by Greenbrier or any Restricted Subsidiary of (x) all or substantially all of the assets of any other Person or (y) all or substantially all of the assets comprising any division or line of business or lease portfolio of any other Person, so long as financial statements for the most recent fiscal year audited by independent certified public accountants of national standing, and unaudited financial statements for each fiscal period ended after the end of such fiscal year that have been reviewed by such accountants, are available (A) in the case of clause (1)

and clause (2)(x), for such Person or (B) in the case of clause (2)(y), for the division, line of business or lease portfolio that was so acquired.
      “Adjusted Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Greenbrier (other than Disqualified Stock) or to Greenbrier or a Restricted Subsidiary of Greenbrier, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Asset Sale” means:
      (1)     the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Greenbrier and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Capital Stock by any Restricted Subsidiaries or the sale by Greenbrier or any Restricted Subsidiary of Capital Stock in any of its Subsidiaries.
      The preceding notwithstanding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Greenbrier and its Restricted Subsidiaries;

(3) an issuance of Capital Stock by a Restricted Subsidiary to Greenbrier or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment and inventory (including, without limitation, obsolete equipment and inventory) in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale or other disposition of assets pursuant to the Golden West Agreements; and

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person servicing a similar function.
      “Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85% of the net book value of Greenbrier’s and the Guarantors’ accounts receivable (other than intercompany accounts) at such date and (2) 60% of the net book value of Greenbrier’s and the Guarantors’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available consolidating balance sheet of Greenbrier and the Guarantors.
      “Business Day” means each day which is not a Legal Holiday.
      “Business Related Assets” means

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by Greenbrier or a Restricted Subsidiary in a Related Business; or

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Greenbrier or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business.
      “Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.
      “Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(2) demand deposits, trust accounts, time deposits, overnight bank deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(3) repurchase obligations and reverse purchase agreements with a term of not more than thirty days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6) for purposes only of Investments made by Foreign Subsidiaries, foreign currency equivalents of the items described in clauses (1) through (5).
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Greenbrier and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Excluded Affiliates;

(2) the adoption of a plan relating to the liquidation or dissolution of Greenbrier;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Excluded Affiliates, becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of all classes of Voting Stock of Greenbrier;

(4) the first day on which a majority of the members of the Board of Directors of Greenbrier are not Continuing Directors; or

(5) Greenbrier consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Greenbrier, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Greenbrier or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Greenbrier outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Excluded Affiliates, becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of all classes of Voting Stock of Greenbrier.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

      The preceding notwithstanding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, each Restricted Subsidiary of Greenbrier shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Greenbrier only in the same proportion as the net income of such Restricted Subsidiary is included in Consolidated Net Income.
      “Consolidated Interest Coverage Ratio” means, for any period, the ratio of Consolidated Cash Flow of Greenbrier for such period to Adjusted Interest Expense of Greenbrier for such period; provided, that, if any Leasing Subsidiary is subject to a consensual encumbrance or restriction described in the first paragraph under the caption “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (other than such an encumbrance or restriction described in clause (4), (6) or (7) of the second paragraph under that caption), then the interest expense of such Leasing Subsidiary and its Subsidiaries attributable to any Indebtedness as to which neither Greenbrier nor any other Guarantor provides credit support of any kind or is directly or indirectly liable, as a guarantor or otherwise, shall be deducted both from Consolidated Cash Flow and Adjusted Interest Expense for purposes of computing such ratio. In the event that Greenbrier or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Consolidated Interest Coverage Ratio:

(1) Acquisitions and dispositions that have been made by Greenbrier or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Adjusted Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Adjusted Interest Expense will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the net income of any Restricted Subsidiary shall be excluded from the computation of Consolidated Net Income of Greenbrier to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) the net income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5) any expenses associated with any prepayment penalties (or breakage costs) paid in respect of the early repayment or retirement of Indebtedness (and termination of related interest rate Hedging Obligations) with the net proceeds from the issuance of the notes on the date of the Indenture shall be excluded from the computation of Consolidated Net Income of Greenbrier.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Greenbrier who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
      “Credit Agreement” means the $125.0 million revolving credit facility with Bank of America, N.A. and any agreement or agreements evidencing any refunding, replacement, refinancing or renewal, in whole or in part, of such facility; provided that such refunding, replacement, refinancing or renewal shall be effected in the commercial bank or institutional lending market, and not in the capital markets.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event which is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Greenbrier to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Greenbrier may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Greenbrier.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Excluded Affiliates” means Mr. William A. Furman, his spouse, direct descendants, any Person controlled by any of them and/or a trust for the benefit of any of them.
      “Excluded Transactions” means transactions undertaken (1) in the ordinary course of business between (A) Greenbrier or any Restricted Subsidiary and James-Furman & Company, a general partnership, or (B) Greenbrier or any Restricted Subsidiary and Ohio Castings Companies, LLC, a Delaware limited liability company, (2) pursuant to the Settlement Agreement or (3) pursuant to the Stockholders’ Agreement dated as of July 1, 1994, among the Estate of Alan James, Mr. William A. Furman and Greenbrier (as amended prior to the date on which notes are first issued under the Indenture), in each case as the agreements governing such relationship (if in respect of clause (1)) or the Settlement Agreement or such Stockholders’ Agreement are in effect on the date that notes are first issued under the Indenture.
      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of Greenbrier and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid, including, without limitation, Indebtedness arising under the loan agreement dated as of October 29, 2004 among Greenbrier, TrentonWorks Limited, a Canadian corporation, and Bank of America, N.A. in a principal amount not in excess of CDN$25.0 million at any time outstanding, whether or not such Indebtedness is outstanding on the date notes are first issued under the Indenture.
      “Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction. Subject to the provisions of the covenant described above under the caption “— Restricted Payments,” the Fair Market Value of any asset or security shall be determined by the Board of Directors of Greenbrier, acting in good faith, and shall be evidenced by a resolution of such Board of Directors of Greenbrier set forth in an officers’ certificate delivered to the trustee.
      “Foreign Subsidiary” means any Restricted Subsidiary that is not incorporated under the laws of the United States or any political subdivision thereof.
      “GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP, except to the extent modified therefrom by the terms of such provisions and related definitions.
      “Golden West Agreements” means the Re-marketing Agreement dated as of November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, the Amendment to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Company LLC and Greenbrier Railcar LLC dated as of November 15, 1988, the Amendment No. 2 to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, and the Amendment No. 3 to Re-marketing

Agreement dated November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, dated as of March 5, 1991, in each case as in effect on the date that notes are first issued under the Indenture.
      “Government Securities” means:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.
      “Guarantee” means:

(1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person; and

(2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(B) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantor” means each of Autostack LLC, an Oregon limited liability company; Greenbrier-Concarril, LLC, a Delaware limited liability company; Greenbrier Leasing Company LLC, an Oregon limited liability company; Greenbrier Leasing Limited Partner, LLC, a Delaware limited liability company; Greenbrier Management Services, LLC, a Delaware limited liability company; Greenbrier Leasing, L.P., a Delaware limited partnership, Greenbrier Railcar LLC, an Oregon limited liability company; Gunderson LLC, an Oregon limited liability company; Gunderson Marine LLC, an Oregon limited liability company; Gunderson Rail Services LLC, an Oregon limited liability company; Gunderson Specialty Products, LLC, an Oregon limited liability company; and any other Subsidiary that becomes a guarantor of the notes pursuant to the Indenture. After the effective date of the Indenture, several of the original guarantors, Autostack Corporation, Gunderson, Inc., Gunderson Marine, Inc., Gunderson Rail Services, Inc., Greenbrier Leasing Corporation and Greenbrier Railcar, Inc. were converted into limited liability companies. Each limited liability company succeeded to all of the existing assets and obligations of the respective corporation, including any obligations under the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency swap transaction, currency option or any other similar transaction, including any option with respect to any of these transactions or any combination of these transactions.
      “Holder” means the Person in whose name a note is registered on the registrar’s books.
      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent 12-month period does not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $5.0 million or has total revenues for the most recent 12-month period in excess of $5.0 million; provided further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly provides a guarantee or is otherwise an obligor in respect of any Indebtedness of Greenbrier.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided, however, that guarantees, indemnities and other obligations in respect of purchase price adjustments in connection with the disposition of assets permitted by the terms of the Indenture shall not constitute Indebtedness as long as the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by Greenbrier or any Restricted Subsidiary in connection with such disposition of such assets.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Investment Grade Rating” means the maintenance of both (1) a rating equal to or higher than Baa3 by Moody’s and (2) a rating equal to or higher than BBB - by S&P, in each case with at least a stable outlook; provided, however, that if either Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Greenbrier or any Restricted Subsidiary of Greenbrier sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Greenbrier such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Greenbrier, Greenbrier shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Greenbrier or any Restricted Subsidiary of Greenbrier of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Greenbrier or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, however, that at the time any Joint Venture becomes, directly or indirectly, majority-owned by Greenbrier and its Subsidiaries, Greenbrier shall designate whether such Joint Venture shall be deemed a Subsidiary for purposes of the Indenture and any such designation of a Joint Venture as a Subsidiary shall be irrevocable and made by a resolution of the Board of Directors of Greenbrier set forth in an officers’ certificate delivered to the trustee contemporaneously with such designation; provided, further that if, at any time, Greenbrier and its Subsidiaries acquire all of the outstanding Equity Interests of any such Joint Venture, such Joint Venture shall become, without further action by Greenbrier or any other Person, a Restricted Subsidiary and all Indebtedness of such Restricted Subsidiary then outstanding shall be Acquired Debt, unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture.
      “Leasing Assets” means, with respect to any Person, such Person’s interests (1) in railcars, marine barges, surface transportation equipment and any accessions or other tangible assets related to the foregoing that are owned or leased by such Person in the ordinary course of business of such Person and (2) in the lease agreements entered into by such Person, as lessor, in the ordinary course of business.
      “Leasing Subsidiary” means Greenbrier Leasing Company LLC or any of its Subsidiaries in each case so long as the business of such Person is limited to management, marketing, remarketing, leasing and/or selling railcars, marine barges, surface transportation equipment and any accessions or other tangible assets related to the foregoing and/or Leasing Assets owned by such Person or any other Person, and such Person does not own any manufacturing assets or conduct a manufacturing business (provided that neither Greenbrier Leasing Company LLC nor any of its Subsidiaries shall be deemed to own manufacturing assets or to be conducting a manufacturing business solely as a result of its ownership of Equity Interests in Gunderson LLC, an Oregon limited liability company, owned on the date that notes first are issued under the Indenture).
      “Legal Holiday” means Saturday, Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.
      “Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof (after taking into account any available tax credit or deductions and any applicable tax sharing arrangements).
      “Net Proceeds” means the aggregate cash proceeds received by Greenbrier or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Greenbrier nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Greenbrier or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Greenbrier or any of its Restricted Subsidiaries.
      “Permitted Investments” means:

(1) any Investment in Greenbrier or in a Guarantor, and any Investment constituting a loan to a Restricted Subsidiary so long as (a) such loan constitutes senior Indebtedness of such Restricted Subsidiary, (b) such loan is evidenced by a promissory note or similar instrument made by such Restricted Subsidiary and (c) such Restricted Subsidiary is not, when such loan is made, in breach of or default under any instrument or document evidencing or governing Indebtedness of such Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Greenbrier or any Restricted Subsidiary of Greenbrier in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Greenbrier and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Greenbrier or a Wholly Owned Restricted Subsidiary of Greenbrier that is a Guarantor;

(4) any Investment by a Foreign Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of such Foreign Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, such Foreign Subsidiary;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Greenbrier;

(7) Hedging Obligations;

(8) any Investment by Greenbrier or any Restricted Subsidiary in a Joint Venture or Foreign Subsidiary in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the Indenture, not to exceed $50.0 million ay any time outstanding; provided that Investments made in Joint Ventures pursuant to this clause (8) shall not exceed $15.0 million at any time outstanding;

(9) any Investment in (A) Babcock and Brown Rail Management LLC, a Delaware limited liability company (“BBRM”), for the purpose of acquiring an interest in rail cars owned by BBRM or (B) one or more Joint Ventures between Greenbrier Leasing Corporation or any of its Subsidiaries and BBRM formed for the purpose of acquiring, managing, marketing, remarketing, leasing and/or selling rail cars, in an aggregate amount for all Investments made pursuant to this clause (9) not to exceed $25.0 million at any time outstanding;

(10) any Investments existing as of the date that notes are first issued under the Indenture; and

(11) other Investments in any Person in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture, not to exceed $5.0 million.

      “Permitted Liens” means:

(1) Liens to secure Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of Greenbrier or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with, or otherwise acquired by, Greenbrier or any Restricted Subsidiary of Greenbrier; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Greenbrier or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Greenbrier or any Restricted Subsidiary of Greenbrier, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Greenbrier or the Restricted Subsidiary;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens on property of Foreign Subsidiaries to secure Indebtedness of such Foreign Subsidiaries permitted to be incurred under the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) Liens on Leasing Assets to secure Indebtedness permitted to be incurred under clause (11) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) Liens arising under the Golden West Agreements;

(9) Liens existing on the date that notes are first issued under the Indenture;

(10) Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which Greenbrier or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(11) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(12) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Greenbrier or any of its Restricted Subsidiaries;

(13) Liens in favor of issuers of surety bonds, performance bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; and

(14) Liens incurred in the ordinary course of business of Greenbrier or any Restricted Subsidiary of Greenbrier with respect to obligations that do not exceed $20.0 million at any one time outstanding.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Greenbrier or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Greenbrier or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Greenbrier or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means, as applied to the Capital Stock of any corporation, the Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
      “Public Equity Offering” means a public offering for cash by Greenbrier of its common stock, or options, warrants or rights with respect to its common stock, made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to Greenbrier’s common stock, or options, warrants or rights, registered on Form S-4 or S-8.
      “Purchase Money Indebtedness” means Indebtedness

(1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, including borrowings, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2) Incurred to finance the acquisition or construction by Greenbrier or any Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that the principal amount of such Indebtedness does not exceed the lesser of 100% of the cost or 100% of the Fair Market Value of the asset being financed.
      “Qualified Capital Stock” means any Capital Stock other than Disqualified Stock.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced“and “Refinancing” shall have correlative meanings.
      “registration rights agreement” means the registration rights agreement among Greenbrier, the Guarantors and the Initial Purchasers described above in “— Registration Rights; Liquidated Damages.”
      “Related Business” means any business directly or indirectly related, ancillary or complementary to the businesses of Greenbrier and the Restricted Subsidiaries on the date on which notes are first issued under the Indenture.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” means any Subsidiary of Greenbrier that is not an Unrestricted Subsidiary.
      “Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Greenbrier or a Restricted Subsidiary whereby Greenbrier or such Restricted Subsidiary transfers such property to a Person (other than Greenbrier or a Restricted Subsidiary) and leases it back from such Person.
      “S&P” means Standard and Poor’s Rating Group or any successor to its debt rating business.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Settlement Agreement” means the settlement agreement dated as of April 20, 2005 among Greenbrier, William A. Furman and the Estate of Alan James, as in effect on the date of the Indenture.
      “Settlement Distribution” means the purchase by Greenbrier from William A. Furman and the Estate of Alan James of its common stock, in each case with the net cash proceeds from the Settlement Offering and otherwise in accordance with the terms of a stock purchase agreement entered into among Greenbrier, William A. Furman and the Estate of Alan James concurrently with the execution and delivery of the Settlement Agreement, and in any event as such stock purchase agreement is in effect on the date of the Indenture.
      “Settlement Offering” means the issue and sale by Greenbrier in a public offering its common stock in accordance with the Settlement Agreement.
      “Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria of a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.
      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
      “Subordinated Indebtedness” means any Indebtedness of Greenbrier (whether outstanding on the date on which notes were first issued under the Indenture or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.
      “Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that a Joint Venture that is majority-owned by Greenbrier and its Subsidiaries shall not be deemed a Subsidiary for purposes of the Indenture unless Greenbrier shall designate such Joint Venture as a Subsidiary for purposes of the Indenture, which designation shall be irrevocable and made by resolution of the Board of Directors of Greenbrier set forth in an officers’ certificate delivered to the trustee contemporaneously with such designation; provided, further that if, at any time, Greenbrier and its Subsidiaries acquire all of the outstanding Equity Interests of any such Joint Venture, such Joint Venture shall become, without further action by Greenbrier or any other Person, a Restricted Subsidiary and all Indebtedness of such Restricted Subsidiary then outstanding shall be Acquired Debt, unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture.
      “Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Guarantor pursuant to the terms of the Indenture and any supplemental Indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
      “Unrestricted Subsidiary” means any Subsidiary of Greenbrier that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Greenbrier set forth in an officers’ certificate delivered to the trustee, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Greenbrier or any Restricted Subsidiary of Greenbrier unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Greenbrier or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Greenbrier;

(3) is a Person with respect to which neither Greenbrier nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Greenbrier or any of its Restricted Subsidiaries.
      Any designation of a Restricted Subsidiary of Greenbrier as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Greenbrier as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Greenbrier shall be in default of such covenant.
      “Voting Stock” of any Person, corporation, association, partnership or other business entity, as of any date means shares of Capital Stock or other interests (including partnership interests) in such Person, corporation, association, partnership or other business entity entitled (without regard to any contingency) to vote in the election of directors, managers or trustees thereof.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than Greenbrier or a Restricted Subsidiary) is owned by Greenbrier or one or more Wholly Owned Subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Important Tax Notice
      THE FOLLOWING DISCUSSION OF FEDERAL TAX ISSUES IS NOT INTENDED TO BE USED, AND CANNOT BE USED BY ANY HOLDER OF THE NOTES, FOR PURPOSES OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE INTERNAL REVENUE SERVICE ON A HOLDER WITH RESPECT TO ITS INVESTMENT IN THE NOTES. THIS DISCUSSION IS INCLUDED TO SUPPORT THE MARKETING OR PROMOTION OF THE SALE OF THE NOTES. PROSPECTIVE HOLDERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR CONCERNING THE FEDERAL TAX ISSUES DISCUSSED HEREIN AND ON ANY OTHER FEDERAL TAX ISSUE WITH RESPECT TO AN INVESTMENT IN THE NOTES BASED ON ITS PARTICULAR CIRCUMSTANCES.
Introduction
      The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, together with related interpretations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below, possibly with retroactive effect.
      The following discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of that holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons engaged in a trade or business in the United States or persons who are former U.S. citizens or resident aliens who have ceased to be United States citizens or to be taxed as resident aliens. Prospective investors should consult their tax advisors with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
      As used in the following discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or political subdivision of the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      A non-U.S. Holder means a beneficial owner of a note that is not a U.S. holder.
      The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.
Exchange of Notes
      The exchange of the original notes for exchange notes pursuant to the exchange offer will not constitute a taxable event. Consequently, no gain or loss will be recognized by a holder upon receipt of exchange notes.

The holding period and tax basis of exchange notes will be the same as the holding period and tax basis of the original notes so exchanged immediately before the exchange.
Taxation of U.S. Holders
Interest Income
      Payments of interest on notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of tax accounting).
Sale, Exchange or Redemption of Notes
      A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of the notes (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in the notes generally will be the initial purchase price paid less any principal payments received by such holder. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss provided the holder’s holding period for the notes exceeds one year. In the case of a U.S. holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long-term capital gain recognized on the sale of notes is 15%. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.
Liquidated Damages
      We believe that the likelihood that additional amounts will become payable due to a failure to register the exchange notes is remote. Accordingly, we intend to take the position that if such additional amounts become payable, such amounts will be taxable to a U.S. holder as ordinary income in accordance with such holder’s method of accounting for federal income tax purposes. However, the Internal Revenue Service may take a different position, which could affect the timing of both a holder’s recognition of income and the availability of our deduction with respect to such additional amounts and may cause gain from the sale or other disposition of the notes to be treated as ordinary income.
Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments to a U.S. holder of principal and interest on the notes and payments of the proceeds of the sale of the notes. Up to 28% backup withholding tax may apply to those payments if:

•	the holder fails to furnish or to certify its correct taxpayer identification number to us in the manner required or fails to establish that it is exempt from backup withholding;

•	the holder is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly; or

•	under certain circumstances, the holder fails to certify that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.
      Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders
Payment of Interest
      Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent thereof to any Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the interest is not effectively connected with the conduct by such holder of a trade or business in the United States;

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation (within the meaning of the Code) related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.
      The certification requirement referred to above will be fulfilled if:

•	the beneficial owner of a note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address, and such beneficial owner provides such Form W-8BEN to the paying agent; or

•	if a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.
      The gross amount of payments of interest that do not qualify for the exception from withholding described above and that are not effectively connected with the conduct by such holder of a trade or business in the United States will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the non-U.S. Holder properly certifies to its entitlement to such treaty benefits on Internal Revenue Service Form W-8BEN.
      Payments of interest that are effectively connected with the conduct of a U.S. trade or business will not be subject to withholding tax if the non-U.S. Holder provides a properly executed Internal Revenue Service Form W-8ECI. However, a non-U.S. Holder will be required to pay U.S. federal income tax on interest income that is effectively connected with the holder’s conduct of a trade or business in the United States on a net income basis generally in the same manner as a U.S. person. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the U.S. and the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, Exchange or Disposition of the Notes
      Subject to the discussion below concerning backup withholding, a non-U.S. Holder of notes will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such notes, unless:

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	the gain is effectively connected with the conduct by the holder of a trade or business in the United States.
      If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. Holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.
Information Reporting and Backup Withholding Tax
      We must report annually to the Internal Revenue Service and to each non-U.S. Holder any interest paid to the non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. Holder resides.
      Under current U.S. federal income tax law, backup withholding tax of up to 28% will not apply to payments of interest by us or any paying agent on notes if the certifications described above under “— Payment of Interest” are received, provided that we (or the paying agent, as the case may be) do not have actual knowledge that the payee is a U.S. person.
      Payments on the sale, exchange or other disposition of notes made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if the broker is for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.
      Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an applicable exemption, and the procedure for obtaining an exemption, if available. Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 365 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until                     , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
      Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
      We agree to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.
NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
      The distribution of the original notes in Canada was made on a private placement basis only and was exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the original notes and the exchange notes must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the original notes and the exchange notes.
      The Company is not a “reporting issuer,” as such term is defined under applicable securities legislation, in any province of Canada in which the original notes were offered. Under no circumstances will be Company be required to file a prospectus or similar document with any securities regulatory authority in Canada. Canadian investors are advised that the Company currently has no intention to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the original notes or the exchange notes to the public in Canada or any province or territory thereof.

Representation of Purchasers
      By exchanging original notes for exchange notes in the exchange offer, a Canadian Holder is representing to us that:

(i) the Holder is entitled under applicable provincial securities laws to receive the exchange notes without the benefit of a prospectus qualified under those securities laws;

(ii) where required by law, the Holder is exchanging as principal and not as agent; and

(iii) the Holder has reviewed the text above under “Resale Restrictions.”
      Each Canadian investor who acquires exchange notes in the exchange offer acknowledges that its name and other specific information, including the amount of exchange notes it has acquired, may be disclosed to Canadian securities regulatory authorities and become available to the public in accordance with the requirements of applicable Canadian securities laws. By acquiring exchange notes, each Canadian investor consents to the disclosure of such information.
Taxation and Eligibility for Investment
      Canadian acquirers of exchange notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the exchange notes in their particular circumstances and with respect to the eligibility of the exchange notes for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission — Ontario
      An investor who acquires securities offered by this prospectus pursuant to the exchange offer has, without regard to whether the investor relied upon a misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

(a) if the investor exercises its right of rescission, it shall cease to have a right of action for damages against the issuer or any selling security holders;

(b) the issuer and the selling security holders, if any, will not be liable if they prove that the investor acquired the securities with knowledge of the misrepresentation;

(c) the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(d) in no case shall the amount recoverable exceed the price at which the securities were offered.
      Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a) in the case of an action for recession, 180 days from the day of the transaction that gave rise to the cause of action; or

(b) in the case of an action for damages, the earlier of:

(i) 180 days from the day that the investor first had knowledge of the facts giving rise to the cause of action, or

(ii) three years from the day of the transaction that gave rise to the cause of action.
      The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the Company may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights.”
      The rights of action discussed above will be granted to the investors to whom such rights are conferred. The rights discussed above are in addition to and without derogation from any other right or remedy which investors may have at law. Similar rights may be available to investors resident in other Canadian jurisdiction under local provincial securities laws.
      In light of U.S. jurisprudence, including a decision by the Supreme Court of the United States, prospective Canadian investors should consult their own legal advisers as to whether similar rights may be available to them in the United States.
Enforcement of legal rights
      The Company is incorporated under the law of the State of Delaware. All, or substantially all, of the directors and officers of the Company, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian investors to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.
LEGAL MATTERS
      Certain legal matters in connection with the exchange offer will be passed upon for us by Squire, Sanders & Dempsey L.L.P.
EXPERTS
      The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
      The Company is a Delaware corporation. As disclosed in the prospectus, at the annual meeting of stockholders held on January 10, 2006, the Company’s stockholders approved a proposal to change the Company’s state of incorporation from Delaware to Oregon. Since the effective date of any such reincorporation has not been determined, a brief description of Delaware and Oregon law as to the indemnification of directors and officers is provided below.
      Section 145 of the Delaware General Corporation Law (“DGCL”) contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. As a general matter, Delaware law permits such indemnification if such individuals acted in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal matter or proceeding, had no reasonable cause to believe their conduct was unlawful. Similarly, Section 60.391 of the Oregon Revised Statutes (the “ORS”) permits indemnification (i) if the conduct of the director was in good faith, (ii) the director or officer reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (iii) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe their conduct was unlawful, (iv) in the case of any proceeding by or in the right of the corporation, if the director or officer was not adjudged liable and (v) in connection with any other proceeding charging improper personal benefit to the director or officer, if the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. Section 102(b)(7) of the DGCL and Section 60.047 of the ORS each provide that the articles of incorporation of a company may eliminate or limit the liability of a director to a company or its stockholders, except that such provision will not eliminate or limit liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for certain improper dividends or distributions or (iv) for any transaction from which the director derived an improper benefit.
      Article Seventh of the Company’s Restated Certificate of Incorporation (the “Certificate”) and Article VIII of the Company’s Amended and Restated Bylaws (“Bylaws”) generally provide that the Company shall indemnify a director or officer who was or is a party to, or is threatened to be made a party to, any proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that the person is or was a director or officer of the Company, or any of its subsidiaries, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe that the director’s or officer’s conduct was unlawful; provided, however, that the director or officer shall not be entitled to indemnification (i) in connection with any proceeding charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, or (ii) in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents unless (A) such indemnification is expressly required to be made by law, (B) the proceeding was authorized by the Board of Directors, or (C) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law.

      Article Sixth of the Certificate contains the following provision relating to the personal liability of the Company’s directors:

“No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
      Article Sixth of the Company’s Certificate further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
      In addition to the indemnification and exculpation provided by the Company’s Certificate and Bylaws, the Company has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements provide that no director or officer shall have a monetary liability of any kind in respect of the director’s or officer’s errors or omissions in serving the Company or any of its subsidiaries, stockholders or related enterprises, so long as such errors are not shown by clear and convincing evidence to have involved: (i) any breach of the duty of loyalty to such entities; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) any unlawful corporate distribution as defined in the DGCL; or (v) profits made from the purchase and sale by the director or officer of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934. Furthermore, regardless of the theory of liability asserted and to the fullest extent permitted by law, no director or officer shall have personal liability for (i) punitive, exemplary or consequential damages; (ii) treble or other damages computed based upon any multiple of damages actually and directly proved to have been sustained; (iii) fees of attorneys, accountants, expert witnesses or professional consultants; or (iv) civil fines or penalties of any kind or nature whatsoever.
      The indemnification agreements also require the Company to indemnify any director or officer who is a party to, or is threatened to be made a party to, any proceeding, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding, if the director or officer: (i) acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company; and (ii) with respect to any criminal proceeding, the director or officer also had no reasonable cause to believe that his or her conduct was unlawful. In any proceeding charging a director or officer with improper personal benefit to the director or officer, the Company will indemnify the director or officer if the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.
      The indemnification agreements also provide indemnity to a director or officer in proceedings brought by or in the right of the Company, as long as the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. If a director or officer is adjudged liable to the Company, he or she will not be indemnified unless the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.
      Notwithstanding the foregoing, the indemnification agreements indemnify each director and officer to the fullest extent permitted by law with respect to any proceeding against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with any proceeding. The forms of indemnification agreements entered into between the Company and its officers and directors have been filed with the Commission and are incorporated by reference to the Company’s Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852).

      The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.
      The Subsidiary Guarantors include a Delaware limited partnership, Delaware limited liability companies and Oregon limited liability companies. Delaware limited partnership and limited liability law provide that, subject to any standards or restrictions set forth in a partnership agreement or limited liability company agreement, as the case may be, an entity may indemnify and hold harmless any partner, member, manager or other person from and against any and all claims and demands whatsoever. Oregon limited liability company law provides that the articles of organization or operating agreement may provide for indemnification of any person for any acts or omissions as a member, manager, employee or agent and may eliminate or limit liability of a member, manager, employee or agent for damages from such acts or omissions; provided, that indemnification is not permitted for any breach of the duty of loyalty, acts or omissions not in good faith which involve intentional misconduct or knowing violation of the law, or any unlawful distribution or any transaction from which the member or manager derives an improper personal benefit.
      The Limited Liability Company Agreement of Greenbrier-Concarril, LLC (a Delaware limited liability company) provides that each director and officer shall be indemnified and held harmless from and against any and all losses, claims, damages, costs, liabilities and expenses other than those which are the result of negligence, fraud, bad faith or misconduct of, or a knowing violation of law by, such director or officer. The Operating Agreement of Gunderson Specialty Products, LLC (a Delaware limited liability company) provides that no director of officer shall be liable for any loss, liability, damage or claim incurred by reason of any act or omission of such director or officer in good faith on behalf of and in the best interest of the company. The organizational documents of Greenbrier Leasing, L.P. (a Delaware limited partnership) are silent as to the indemnification of directors and officers. The organizational documents of all other Subsidiary Guarantors provide that directors and officer shall be indemnified to the full extent permitted by law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Document

1	Purchase Agreement among The Greenbrier Companies, Inc. and Banc of America Securities LLC and Bear, Stearns & Co. Inc., as initial purchasers, dated of November 16, 2005 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Form 8-K filed December 1, 2005).
4.1	Indenture between The Greenbrier Companies, Inc., Autostack Company LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC, Gunderson Specialty Products, LLC and U.S. Bank National Association as Trustee dated May 11, 2005 (incorporated herein by reference to Exhibit 4.1 of Registrant’s Form 8-K filed May 13, 2005).
4.2	Registration Rights Agreement among the Greenbrier Companies, Inc. and Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated November 21, 2005 (incorporated herein by reference to Exhibit 10.2 of Registrant’s Form 8-K filed December 1, 2005).
5	Opinion of Squire, Sanders & Dempsey L.L.P.
12	Computation of Ratio of Earnings to Fixed Charges for the years ended August 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended November 30, 2004 and 2005.
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5).
24	Powers of Attorney.
25	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association.
99	Form of Letter of Transmittal and Related Documents.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

THE GREENBRIER COMPANIES, INC.

By:	/s/ William A. Furman

William A. Furman
Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ Benjamin R. Whiteley Benjamin R. Whiteley	Chairman of the Board of Directors

* /s/ William A. Furman William A. Furman	Chief Executive Officer, President and Director (Principal Executive Officer)

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* /s/ Victor G. Atiyeh Victor G. Atiyeh	Director

* /s/ Duane C. McDougall Duane C. McDougall	Director

* /s/ A. Daniel O’Neal, Jr. A. Daniel O’Neal, Jr.	Director

* /s/ C. Bruce Ward C. Bruce Ward	Director

* /s/ Donald A. Washburn Donald A. Washburn	Director

* /s/ Charles J. Swindells Charles J. Swindells	Director

*By: /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

AUTOSTACK COMPANY LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Chief Executive Officer and Manager (Principal Executive Officer)

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By: /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER-CONCARRIL, LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Principal Executive Officer, Chairman of the Board and Director

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

* /s/ L. Clark Wood L. Clark Wood	Director

* /s/ Robin D. Bisson Robin D. Bisson	Director

*By: /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER LEASING COMPANY LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Chief Executive Officer and Manager (Principal Executive Officer)

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER LEASING, L.P.

BY:	Greenbrier Management Services, LLC,

General Partner

By:	Greenbrier Leasing Company LLC,

Sole Member and Manager

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Principal Executive Officer

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Principal Financial and Accounting Officer

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER LEASING LIMITED
PARTNER, LLC

By:	Greenbrier Leasing Company LLC,

Sole Member and Manager

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Principal Executive Officer

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Principal Financial and Accounting Officer

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER MANAGEMENT SERVICES, LLC

By:	Greenbrier Leasing Company LLC,

Sole Member and Manager

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

*/s/ William A. Furman William A. Furman	Principal Executive Officer and Manager

*/s/ Joseph K. Wilsted Joseph K. Wilsted	Principal Financial and Accounting Officer

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GREENBRIER RAILCAR LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

*/s/ William A. Furman William A. Furman	Manager (Principal Executive Officer)

*/s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GUNDERSON LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Principal Executive Officer and Manager

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GUNDERSON MARINE LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

* /s/ William A. Furman William A. Furman	Manager (Principal Executive Officer)

* /s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GUNDERSON RAIL SERVICES LLC

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

*/s/ William A. Furman William A. Furman	Manager (Principal Executive Officer)

*/s/ Joseph K. Wilsted Joseph K. Wilsted	Vice President (Principal Financial and Accounting Officer)

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on January 27, 2006.

GUNDERSON SPECIALTY PRODUCTS, LLC

BY: Gunderson LLC, Sole Member and Manager

By:	/s/ Joseph K. Wilsted

Joseph K. Wilsted
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2006:

Signature	Title

*/s/ William A. Furman William A. Furman	Principal Executive Officer

*/s/ Joseph K. Wilsted Joseph K. Wilsted	Principal Financial and Accounting Officer

*By /s/ Joseph K. Wilsted Joseph K. Wilsted, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

1	Purchase Agreement among The Greenbrier Companies, Inc. and Banc of America Securities LLC and Bear, Stearns & Co. Inc., as initial purchasers, dated of November 16, 2005 (incorporated herein by reference to Exhibit 10.1 of Registrant’s Form 8-K filed December 1, 2005).
4.1	Indenture between The Greenbrier Companies, Inc., Autostack Company LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Company LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar LLC, Gunderson LLC, Gunderson Marine LLC, Gunderson Rail Services LLC, Gunderson Specialty Products, LLC and U.S. Bank National Association as Trustee dated May 11, 2005 (incorporated herein by reference to Exhibit 4.1 of Registrant’s Form 8-K filed May 13, 2005).
4.2	Registration Rights Agreement among the Greenbrier Companies, Inc. and Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated May 11, 2005 (incorporated herein by reference to Exhibit 10.2 of Registrant’s Form 8-K filed December 1, 2005).
5	Opinion of Squire, Sanders & Dempsey L.L.P.
12	Computation of Ratio of Earnings to Fixed Charges for the years ended August 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended November 30, 2004 and 2005.
23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5).
24	Powers of Attorney.
25	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association.
99	Form of Letter of Transmittal and Related Documents.